UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Synopsys, Inc.

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Notice of 2013 Annual Meeting of Stockholders

April 3, 2013

Dear Stockholder,

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Synopsys, Inc., a Delaware corporation, which will be held on April 3, 2013, at 8:00 a.m. Pacific Time at our office located at 1030 West Maude Avenue, Sunnyvale, California 94085. We are holding the meeting for the following purposes, which are more fully described in the attached Proxy Statement:

1.	To elect nine directors nominated by our Board of Directors to hold office until the next annual meeting of stockholders or until their successors have been elected.

2.	To approve our 2006 Employee Equity Incentive Plan, as amended, in order to, among other items, increase the number of shares available for issuance under that plan by 5,000,000 shares.

3.	To hold an advisory vote to approve executive compensation.

4.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013.

5.	To consider any other matters that may properly come before the meeting.

All of our stockholders of record at the close of business on February 4, 2013 are entitled to attend and vote at the annual meeting. A list of registered stockholders entitled to vote at the meeting will be available at our office located at 700 East Middlefield Road, Mountain View, California 94043, for ten days prior to the meeting and at the meeting location during the meeting.

Whether or not you plan to attend the annual meeting, we urge you to cast your vote. For most items being put to a vote, if you do not provide voting instructions via the Internet, by telephone, or by returning the proxy card or voting instruction card, your shares will not be voted. Please vote as promptly as possible. Every stockholder vote is important.

Sincerely yours,

Brian E. Cabrera

Vice President, General Counsel and Corporate Secretary

Mountain View, California

February 15, 2013

Important Notice Regarding the Internet Availability of Proxy Materials

for the Annual Meeting to Be Held on April 3, 2013

The Proxy Statement and our 2012 Annual Report on Form 10-K will be available at

http://materials.proxyvote.com/871607 on or about February 19, 2013.

Proxy Statement for the 2013 Annual Meeting of Stockholders

To be Held April 3, 2013

We are providing these proxy materials to you in connection with Synopsys’ 2013 Annual Meeting of Stockholders to be held on Wednesday, April 3, 2013 at 8:00 a.m. Pacific Time at our office located at 1030 West Maude Avenue, Sunnyvale, California 94085 (referred to in this Proxy Statement as the Annual Meeting).

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

About the Annual Meeting

Q:	Why did I receive a notice about Synopsys, Inc.’s proxy materials?

A:	Since you owned common stock of Synopsys, Inc. at the close of business on February 4, 2013, the Record Date, you are considered a stockholder. Our Board of Directors is soliciting proxies for the Annual Meeting. Accordingly, we are providing you with access to our proxy materials in order to solicit your vote at the Annual Meeting.

The Notice of Internet Availability of Proxy Materials, this Proxy Statement, the accompanying proxy card or voting instruction form and our 2012 Annual Report on Form 10-K were distributed and made available on or about February 19, 2013.

Q:	Why did I receive a two-page notice instead of the proxy materials themselves and how can I get the materials?

A:	We are pleased to continue to take advantage of the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a two-page Notice of Availability of Proxy Materials instead of a printed copy of all of the proxy materials. The Notice of Availability of Proxy Materials you received provides instructions on how to access and review our proxy materials and submit your vote on the Internet and also instructs you on how to request a printed copy of our proxy materials. We believe this process of sending a two-page notice reduces the environmental impact of printing and distributing hard copy materials and lowers our costs of printing and distributing the materials.

Q:	Why did I receive a full set of proxy materials in the mail instead of a two-page notice?

A:	If you previously requested printed copies of the proxy materials, we have provided you with printed copies of the proxy materials instead of a two-page Notice of Availability of Proxy Materials. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

To sign up for electronic delivery, please follow the instructions to vote using the Internet provided with your proxy materials and on your proxy card or voting instruction form, and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Q:	What proposals will be presented at the Annual Meeting and what are the voting recommendations of the Board of Directors?

A:	The proposals that will be presented at the Annual Meeting and our Board’s voting recommendations are set forth in the table below:

Proposal	Board’s Voting Recommendation
1. To elect nine directors nominated by our Board of Directors to hold office until the next annual meeting of stockholders or until their successors have been elected	For all nominees
2. To approve our 2006 Employee Equity Incentive Plan, as amended, in order to, among other items, increase the number of shares available for issuance under that plan by 5,000,000 shares	For

3. Advisory vote to approve executive compensation	For
4. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013	For

We will also consider any other business that properly comes before the Annual Meeting. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voting instruction form will vote the shares they represent using their best judgment.

Q:	When and where will the Annual Meeting be held?

A:	The Annual Meeting will be held on April 3, 2013, at 8:00 a.m. Pacific Time at our office located at 1030 West Maude Avenue, Sunnyvale, California 94085. A map and directions are provided on the back of this Proxy Statement.

Q:	How can I attend the Annual Meeting?

A:	You will be admitted to the Annual Meeting if you were a Synopsys stockholder or joint holder as of the close of business on February 4, 2013, or you have authority to vote under a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the Record Date, such as an account statement covering February 4, 2013, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you are a stockholder who is a natural person and not an entity, you and your immediate family members will be admitted to the Annual Meeting, provided you and they comply with the above procedures.

Q:	Who can vote?

A:	If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on the Record Date of February 4, 2013, you are entitled to attend and vote at the Annual Meeting. For further details on how to vote, please see the questions below. As of the Record Date, 151,997,456 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held on the Record Date. The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 700 East Middlefield Road, Mountain View, California 94043.

Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy.

Q:	What is the difference between a stockholder of record and a beneficial owner?

A:	Stockholder of Record: If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are a stockholder of record.

Beneficial Owner: If on the Record Date your shares were held through a broker, bank, or other agent and not in your name, then you are the beneficial owner of our common stock. If you are a beneficial owner, your shares are held in street name, as is the case for most of our stockholders.

Q:	How can I vote if I am a stockholder of record?

A:	There are four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will provide a ballot to you when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the proxy card or Notice of Availability of Proxy Materials.

•

By Telephone. If you received printed copies of the proxy materials, you may vote by proxy by calling the toll free number found on the proxy card. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy over the telephone, you may do so by first requesting printed copies of the proxy materials by mail by following the instructions in the Notice of Availability of Proxy Materials and then calling the toll free number found on the proxy card.

•

By Mail. If you received printed copies of the proxy materials, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy via mail, you may do so by first requesting printed copies of the proxy materials by mail by following the instructions in the Notice of Availability of Proxy Materials and then filling out the proxy card and sending it back in the envelope provided.

Whether or not you plan to attend the meeting, we urge you to vote by proxy.

Q:	How can I vote if I am the beneficial owner?

A:	There are four ways to vote:

•

In person. If you are a beneficial owner and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the voting instruction form or Notice of Availability of Proxy Materials.

•

By Telephone. If you received printed copies of the proxy materials, you may vote by proxy by calling the toll free number found on the voting instruction form. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy over the telephone, you may do so by first requesting printed copies of the proxy materials by mail by following the instructions in the Notice of Availability of Proxy Materials and then calling the toll free number found on the voting instruction form.

•

By Mail. If you received printed copies of the proxy materials, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided. If you only received a Notice of Availability of Proxy Materials and wish to vote by proxy via mail, you may do so by first requesting printed copies of the proxy materials by mail by following the instructions in the Notice of Availability of Proxy Materials and then filling out the voting instruction form and sending it back in the envelope provided.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a legal proxy from the organization that holds your shares.

Q:	What votes can I cast for the proposals?

A:	With respect to Proposal 1, you may either vote “For” all the nominees to our Board of Directors or you may “Withhold” your vote for any nominee you specify. With respect to Proposals 2, 3, and 4, you may vote “For” or “Against”, or “Abstain” from voting. An abstention will not be counted as either a vote cast “For” or “Against” Proposals 2, 3, and 4.

Q:	What if I don’t give specific voting instructions?

A:	If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated. If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals but may not vote on non-routine proposals. As a beneficial owner, you will not be deemed to have voted on such non-routine proposals. The shares that cannot be voted by brokers on non-routine matters are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting. Broker non-votes will make a quorum more readily obtainable but will not otherwise affect the outcome of the vote of any proposal.

Q:	Which proposals in this Proxy Statement are considered “routine” or “non-routine”?

A:	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 4.

The election of directors (Proposal 1), the proposal to approve our 2006 Employee Equity Incentive Plan, as amended (Proposal 2), and the advisory vote to approve executive compensation (Proposal 3) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, and 3.

Q:	What if I change my mind and want to revoke my proxy?

A:	If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by delivering a written notice of revocation or a duly executed proxy card bearing a later date to our principal executive offices at 700 East Middlefield Road, Mountain View, California 94043, attention Corporate Secretary. Such notice or later dated proxy must be received by us prior to the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person.

If you are a beneficial owner, please contact your broker, bank or other agent for instructions on how to revoke your proxy.

Q:	What is a quorum?

A:	We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote as of the Record Date are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum only if a valid proxy or vote is submitted. Stockholders who vote “Abstain” on any proposal and discretionary votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.

Q:	Who is paying for this solicitation?

A:	Synopsys will bear the cost of soliciting proxies. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies, for which we will pay D.F. King & Co., Inc. a fee of approximately $11,500 plus out-of-pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We will furnish copies of solicitation material to such brokerage firms and other representatives. Proxies may also be solicited personally or by telephone, facsimile or email by our directors, officers and employees without additional compensation.

Q:	I received notice that communications to my address are being householded. What does that mean?

A:	The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders “household” our proxy materials in this manner. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, 2012 Annual Report on Form 10-K or Notice of Availability of Proxy Materials, please notify your broker and our investor relations department in writing at 700 East Middlefield Road, Mountain View, California 94043, by email at invest-info@synopsys.com or by telephone at (650) 584-4257. If you currently receive multiple copies of the Notice of Availability of Proxy Materials or proxy statement at your address and would like to request householding of your communications, please contact your broker, bank or other agent.

Q:	I also have access to Synopsys, Inc.’s 2012 Annual Report on Form 10-K. Is that a part of the proxy materials?

A:	Our Annual Report on Form 10-K for the fiscal year ended November 3, 2012, as filed with the Securities and Exchange Commission on December 20, 2012, accompanies this Proxy Statement. These documents constitute our Annual Report to Stockholders and are being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the 2012 Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission by April 9, 2013.

Q:	How can I make a proposal to be voted on at next year’s annual meeting of stockholders?

A:

To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders, your proposal must be submitted in writing by October 22, 2013 to Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities

Exchange Act of 1934, as amended (referred to in this Proxy Statement as the Exchange Act). If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2014, you must do so in writing following the above instructions not earlier than the close of business on September 22, 2013 and not later than the close of business on October 22, 2013. We advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2014 is held more than 30 days before or after April 3, 2014. The section titled “Director Nominations” on page 16 of this Proxy Statement provides additional information on the director nomination process.

Proposal 1: Election of Directors

We are asking our stockholders to vote for the re-election of our directors at the Annual Meeting. Each of our directors stands for election on an annual basis; we do not have a classified or staggered Board of Directors. The Corporate Governance and Nominating Committee of our Board of Directors (referred to in this Proxy Statement as the Governance Committee), consisting solely of independent directors as determined by the Board under applicable NASDAQ listing standards, recommended each of our nine current directors for nomination by our full Board. Based on that recommendation, our Board of Directors has nominated those directors for election at the Annual Meeting.

Provided that there is a quorum at the Annual Meeting, the nine nominees receiving the highest number of “For” votes of the shares present in person or represented and entitled to vote at the Annual Meeting will be elected as directors. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by our Board of Directors to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director. Each director to be elected at the Annual Meeting will serve until our next annual meeting of stockholders and until his or her successor is elected and qualified or, if earlier, the director’s death, resignation or removal. You may either vote “For” all the nominees to our Board of Directors or you may “Withhold” your vote for any nominee you specify. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a bank, a broker or other holder of record, you must instruct your bank, broker or other holder of record to vote so that your vote can be counted on this Proposal 1.

The election of directors pursuant to this Proposal 1 is an uncontested election. In addition to the voting requirements under Delaware law described above, our Corporate Governance Guidelines provide that in an uncontested election any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” such election will, promptly following certification of the stockholder vote, submit to our Board of Directors a letter of resignation for consideration by the Governance Committee. Our Board, after taking into consideration the recommendation of the Governance Committee, will determine whether to accept the director’s resignation. Synopsys will publicly disclose the decision reached by our Board and the reasons for such decision.

Our Board of Directors Recommends that You Vote “FOR” All Nominees

Nominees

Set forth below is information regarding the nominees, including information they have furnished as to their principal occupations, certain other directorships they hold, or have held, and their ages as of the Record Date, February 4, 2013. The section titled “Director Nominations” on page 16 of this Proxy Statement provides additional information on the director nomination process. The section titled “Background and Qualifications of Nominees” below and the section titled “Director Qualifications” on page 16 of this Proxy Statement contain information about the skills and other qualifications that caused the Governance Committee to determine that these nominees should serve as our directors. Other than Dr. de Geus and Dr. Chan, all nominees are independent as determined by the Board under the applicable listing standards of the NASDAQ Global Select Market.

Name	Age	Director Since
Aart J. de Geus	58	1986
Chi-Foon Chan	63	1998
Alfred Castino	60	2007
Bruce R. Chizen	57	2001
Deborah A. Coleman	60	1995
Chrysostomos L. “Max” Nikias	60	2011
John Schwarz	62	2007
Roy Vallee	60	2003
Steven C. Walske	60	1991

There are no family relationships among any of the director nominees, directors and/or any of Synopsys’ executive officers.

Background and Qualifications of Nominees

Aart J. de Geus co-founded Synopsys and has served as Chairman of our Board of Directors since February 1998 and Chief Executive Officer since January 1994. In May 2012, Dr. Chi-Foon Chan was appointed Co-Chief Executive Officer of Synopsys with Dr. de Geus. Since the inception of Synopsys in December 1986, Dr. de Geus has held a variety of positions, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. He has served as a director since 1986, and served as Chairman of our Board of Directors from 1986 to 1992 and again from 1998 until present. Dr. de Geus has also served on the board of directors of Applied Materials, Inc. since July 2007.

As a co-founder of Synopsys, Dr. de Geus has led Synopsys for 26 years, and is considered a pioneer in the Electronic Design Automation (referred to as EDA in this Proxy Statement) industry. Dr. de Geus brings to our Board a unique and thorough understanding of our business, industry and culture. He provides strong executive leadership and vision and maintains a global network of customer and industry relationships. Dr. de Geus also provides our Board with public company board experience.

Chi-Foon Chan has served as our Co-Chief Executive Officer since May 2012 and as our President and a member of our Board of Directors since February 1998. Prior to his appointment as our Co-Chief Executive Officer in May 2012, he served as our Chief Operating Officer since April 1997. Dr. Chan joined Synopsys in May 1990 and has held various senior management positions, including Executive Vice President, Office of the President from September 1996 to February 1998 and Senior Vice President, Design Tools Group from February 1994 to April 1997. Dr. Chan has also held senior management and engineering positions at NEC Electronics and Intel Corporation.

Dr. Chan brings to our Board of Directors senior executive-level leadership, strategic, and operational expertise with Synopsys as well as the EDA industry. Dr. Chan has been with Synopsys for over 22 years and served as our Chief Operating Officer and President for over 14 years before being appointed Co-Chief Executive Officer, which provides our Board with a thorough understanding of our business, operations and technology strategies. He has extensive knowledge of the overall EDA industry landscape, and he provides particular expertise in the Asia-Pacific region. Dr. Chan also provides our Board extensive research and development and engineering experience in the semiconductor industry gained from his leadership positions at NEC and Intel.

Alfred Castino has been a member of our Board of Directors since May 2007. Mr. Castino has been an independent business consultant since August 2008. From August 2002 to August 2008, Mr. Castino served as Senior Vice President and Chief Financial Officer of Autodesk, Inc., a provider of design software for the manufacturing, building and construction, and media and entertainment markets. Mr. Castino has also held the Chief Financial Officer position at Virage, Inc. and PeopleSoft, Inc. Mr. Castino has served on the board of directors of Digital River, Inc. since July 2010.

As the former Chief Financial Officer of Autodesk, Mr. Castino led the financial management of a large public technology company, providing our Board of Directors with executive-level expertise in the financial management of software companies and financial expertise in general. Mr. Castino understands the challenges of managing complex global organizations from his leadership positions at Autodesk, Virage and PeopleSoft, and also brings public company board experience to our Board.

Bruce R. Chizen has been a member of our Board of Directors since April 2001. He is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP since July 2008. From November 2007 to November 2008, Mr. Chizen served as a strategic adviser to Adobe Systems Incorporated, a provider of design, publishing and imaging software for print, Internet and dynamic media production. From December 2000 to November 2007, he served as Adobe’s Chief Executive Officer and served as its President from April 2000 to January 2005. He previously held various other positions at Adobe dating to 1994. Mr. Chizen has served on the board of directors of Oracle Corporation since July 2008 and served on the board of directors of Adobe from December 2000 to April 2008.

Mr. Chizen has significant expertise in the management of complex global organizations. As the former Chief Executive Officer of Adobe, Mr. Chizen provides our Board of Directors with executive-level insight into the challenges associated with operating in a high technology industry and a multi-billion dollar company. Additionally, Mr. Chizen brings significant financial, product management and marketing expertise, which he gained through various leadership positions at Adobe. Mr. Chizen also provides extensive public company board experience to our Board.

Deborah A. Coleman has been a member of our Board of Directors since November 1995. Ms. Coleman is a general partner of SmartForest Ventures, a venture capital firm, which she co-founded in June 2000. Ms. Coleman has held various senior executive-level positions throughout her career, including Chairman, Chief Executive Officer and President of Merix Corporation, a manufacturer of printed circuit boards, and Chief Financial Officer and Vice President of Operations of Apple, Inc. Ms. Coleman served on the board of directors of Applied Materials, Inc. from March 1996 to March 2009.

Ms. Coleman has significant experience leading large public technology companies. She brings to our Board of Directors executive-level management and financial expertise. Additionally, Ms. Coleman provides our Board with extensive operations and manufacturing experience through her leadership positions at Merix and Apple. Having served over ten years as a director of Applied Materials, Ms. Coleman brings extensive public company board experience, as well as a thorough understanding of the semiconductor industry, to our Board.

Chrysostomos L. “Max” Nikias has been a member of our Board of Directors since July 2011. Since August 2010, Dr. Nikias has served as President of the University of Southern California (USC). Dr. Nikias previously served as USC’s provost and chief academic officer from 2005 through 2010 and as dean of USC’s Viterbi School of Engineering from 2001 through 2005. From 1996 through 2001, he was the founding director of the NSF-funded Integrated Media Systems Center. Dr. Nikias has worked as a consultant for numerous corporations and the U.S. government, including the U.S. Department of Defense. Dr. Nikias is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers (IEEE) and the American Association for the Advancement of Science (AAAS) and a charter fellow of the National Academy of Inventors. Dr. Nikias served on the board of directors of Tutor Perini Corporation from September 2008 to September 2009.

As President of USC, Dr. Nikias oversees the operations of a major private research university, and he brings leadership and technical expertise to our Board of Directors. Dr. Nikias has extensive experience in directing engineering research and development programs, as well as a deep understanding of global technology trends. A recognized scholar in the fields of digital signal processing and communications systems, among others, Dr. Nikias also provides our Board with broad engineering knowledge.

John G. Schwarz has been a member of our Board of Directors since May 2007. Since May 2010, Mr. Schwarz has served as co-founder and Chief Executive Officer of Visier Inc., a business analytics software firm. Mr. Schwarz previously served on the executive board of SAP AG from March 2008 to February 2010. From September 2005 through its acquisition by SAP in January 2008, Mr. Schwarz was the Chief Executive Officer of Business Objects S.A., a provider of business intelligence software and services, and he served as the Chief Executive Officer of SAP’s Business Objects unit through February 2010. Mr. Schwarz served on Business Objects’ board of directors from January 2006 until its acquisition. Mr. Schwarz has also served as the President and Chief Operating Officer of Symantec Corporation and as President and Chief Executive Officer of Reciprocal Inc. Mr. Schwarz previously spent 25 years at IBM Corporation, where he was most recently General Manager of IBM’s Industry Solutions Unit. Mr. Schwarz has served as a director at Teradata Corporation since September 2010 and at SuccessFactors, Inc. from September 2010 to June 2011.

As the former Chief Executive Officer of Business Objects, Mr. Schwarz led a large international software company and brings to our Board of Directors extensive management expertise and knowledge of the software industry. Mr. Schwarz understands the complexities of leading a global organization and operating in international markets. Mr. Schwarz also provides our Board with public company board experience.

Roy Vallee has been a member of our Board of Directors since February 2003. From July 2011 to November 2012, Mr. Vallee served as Executive Chairman of the board of directors of Avnet, Inc., a global semiconductor/electronics products and IT distributor. From June 1998 to July 2011, Mr. Vallee served as Avnet’s Chief Executive Officer and Chairman of the board of directors. Mr. Vallee also previously served as Avnet’s Vice Chairman, President, and Chief Operating Officer. Since February 2000, Mr. Vallee has served on the board of directors of Teradyne, Inc. Mr. Vallee also serves as a member of the Arizona Commerce Authority Executive Committee and the Board of Directors of the Federal Reserve Bank of San Francisco.

Mr. Vallee provides our Board of Directors with significant executive-level leadership expertise, as well as a thorough understanding of the semiconductor industry. Mr. Vallee led Avnet for over 14 years, as CEO and Executive Chairman, and has keen insight into the challenges of managing a public technology company in a highly competitive industry. Mr. Vallee also brings public company board experience to our Board, as well as experience with economic development and government relations through his membership in the Arizona Commerce Authority and the Federal Reserve.

Steven C. Walske has been a member of our Board of Directors since December 1991. Mr. Walske has been Managing Director of Myriad Investments, LLC, a private equity firm specializing in investments in software companies, since June 2000. Mr. Walske served as Chief Business Strategist of Parametric Technology Corporation from June 2000 until June 2005. From 1986 through June 2000, Mr. Walske held several executive-level positions at Parametric Technology Corporation, including Chief Executive Officer, President and Chairman of the board of directors. Mr. Walske served on the board of directors of BladeLogic, Inc. from November 2002 to April 2008, holding the Chairman position from September 2005 to April 2008.

As a private equity investor, Mr. Walske provides our Board of Directors with financial and strategic planning expertise, as well as extensive knowledge of the software industry and other high technology industries. Having served as the former Chief Executive Officer of Parametric Technology Corporation, Mr. Walske brings product development and executive-level management expertise as well as an understanding of complex global organizations. As a long-time member of the boards of directors of Parametric and BladeLogic, Mr. Walske provides our Board with extensive public company board experience.

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board has adopted Corporate Governance Guidelines, which are intended to describe the governance principles and procedures by which the Board functions. Our Board regularly reviews and evaluates these guidelines. Among other matters, the Corporate Governance Guidelines cover board composition, board membership criteria, director responsibilities, board committees, evaluation of our Co-Chief Executive Officers, board self-assessment and succession planning. The Corporate Governance Guidelines are available on our website at:

http://www.synopsys.com/Company/AboutSynopsys/CorporateGovernance/Pages/GovGuidelines.aspx.

Copies of the Corporate Governance Guidelines are also available in print upon written request to Investor Relations, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

Code of Ethics and Business Conduct

Our Board of Directors is committed to ethical business practices and, therefore, we have adopted a Code of Ethics and Business Conduct applicable to all of our Board members, employees and executive officers, including our Co-Chief Executive Officers (Co-Principal Executive Officers), Chief Financial Officer (Principal Financial Officer) and Vice President, Corporate Controller (Principal Accounting Officer). The Code of Ethics and Business Conduct is available on our website at:

http://www.synopsys.com/Company/AboutSynopsys/CorporateGovernance/Documents/EthicsBusConduct.pdf.

Synopsys intends to satisfy the public disclosure requirements regarding (1) any amendments to the Code of Ethics and Business Conduct, or (2) any waivers under the Code of Ethics and Business Conduct given to Synopsys’ Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting such information on its website at:

http://www.synopsys.com/Company/AboutSynopsys/CorporateGovernance/Pages/Ethics.aspx.

Board Leadership Structure

Our Board of Directors believes it is important to have flexibility in selecting our Chairman and board leadership structure. Accordingly, our Corporate Governance Guidelines allow for the positions of Chairman and Chief Executive Officer to be held by the same person. The Board of Directors believes that it is currently in the best interest of Synopsys and its stockholders for Dr. de Geus to serve in both roles. Dr. de Geus co-founded Synopsys and has extensive knowledge of Synopsys, its industry and its culture. He has successfully guided Synopsys through both strong and challenging periods, and his ability to speak as Chairman and Co-CEO provides strong, unified leadership for Synopsys.

Our guidelines also provide for the appointment of a Lead Independent Director in the event that the positions of Chairman and CEO are held by the same person, and Mr. Walske has served in that role since 2004. The responsibilities of our Lead Independent Director include:

•	Establishing the agenda for regular Board meetings;

•	Serving as chairperson of regular Board meetings when the Chairman is unavailable;

•	Presiding over executive sessions;

•	Serving as liaison between the Co-CEOs and the independent directors; and

•	Encouraging dialogue between the independent directors and management.

Our Board believes the role of Lead Independent Director provides an appropriate balance in Synopsys’ leadership to the combined role of Chairman and CEO, and that the responsibilities given to the Lead Independent Director help ensure a strong, independent and active Board.

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board qualifies as independent directors in accordance with applicable federal securities laws and the listing standards of the NASDAQ Global Select Market. Currently, each member of our Board, other than our Co-Chief Executive Officer and Chairman of the Board, Aart de Geus, and Co-Chief Executive Officer and President, Chi-Foon Chan, is an independent director. All standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ definition includes a series of objective tests to determine independence, including that the director not be an employee of the company and not have engaged in various types of business dealings with the company. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In making these determinations, the Board reviewed and discussed information provided by the directors and Synopsys with regard to each director’s business and other activities as they may relate to Synopsys and our management. This information included commercial transactions that we entered into, or proposed entering into, in fiscal 2012 with Avnet, Inc., NDS Ltd., Oracle Corporation, SanDisk Corporation, Teradyne, Inc., Visier, Inc. and Xerox Corporation. Our non-employee directors or their immediate family members have relationships with these companies. We consider each of these transactions to be at arms’ length and in the ordinary course of business. We do not consider any of these transactions to be related-person transactions requiring disclosure under the rules of the Securities and Exchange Commission.

Based on this review and consistent with our independence criteria, the Board has affirmatively determined that the following directors, all of whom are standing for election to our Board, are independent: Alfred Castino, Bruce R. Chizen, Deborah A. Coleman, Chrysostomos L. “Max” Nikias, John Schwarz, Roy Vallee and Steven Walske.

Board Meetings and Committees

Our Board of Directors held eight meetings during fiscal 2012. During the year, our Board maintained an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee (referred to in this Proxy Statement as the Governance Committee). All such committees have written charters which are available on our website at:

http://www.synopsys.com/Company/AboutSynopsys/CorporateGovernance/Pages/BoardCommittees.aspx.

The following table summarizes the current composition of our Board committees:

Director	Audit Committee	Compensation Committee	Governance Committee
Aart J. de Geus, Chairman of the Board
Chi-Foon Chan
Alfred Castino	—
Bruce R. Chizen		Chair	—
Deborah A. Coleman	Chair
Chrysostomos L. “Max” Nikias		—
John G. Schwarz			Chair
Roy Vallee	—
Steven C. Walske, Lead Independent Director		—	—
Total Committee meetings held in Fiscal 2012	10	7	4

During fiscal 2012, our Audit Committee held ten meetings. The current members are Ms. Coleman (Chair), Mr. Castino, and Mr. Vallee. The Audit Committee acts on behalf of our Board, performing financial oversight responsibilities relating to (1) the integrity of our financial statements, financial reporting processes and systems of internal accounting and financial controls, (2) our internal audit function, (3) the annual independent audit of our financial statements, (4) the engagement of our independent registered public accounting firm and evaluation of their performance and independence, (5) compliance with legal and regulatory requirements that pertain to our financial statements, internal controls over financials reporting, and disclosure controls, and (6) evaluation of enterprise risk issues. All members of our Audit Committee are considered independent under the applicable requirements of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Select Market. Our Board has determined that Ms. Coleman, Mr. Castino and Mr. Vallee each qualifies as an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission.

During fiscal 2012, our Compensation Committee held seven meetings. The current members are Mr. Chizen (Chair), Dr. Nikias and Mr. Walske. The Compensation Committee reviews and approves our general compensation policies, sets compensation levels for our executive officers (including our Co-CEOs) and administers our equity incentive plan, employee stock purchase plan, deferred compensation plans and 401(k) plan. All members of our Compensation Committee are considered independent under the applicable listing standards of the NASDAQ Global Select Market. The Compensation Committee’s processes for determining executive compensation are set forth under “Compensation Discussion and Analysis” beginning on page 33.

During fiscal 2012, our Governance Committee held four meetings. The current members are Mr. Schwarz (Chair), Mr. Chizen and Mr. Walske. All members of our Governance Committee are considered independent under the applicable listing standards of the NASDAQ Global Select Market. The Governance Committee identifies and recommends to our Board candidates for membership on our Board and Board committees, reviews Board performance, oversees matters of corporate governance, and reviews such other matters relating to our management as it deems appropriate. Our Governance Committee’s policy regarding consideration of director candidates submitted by stockholders is set forth below under “Director Nominations.” The Governance Committee recommended the nine nominees for election to our Board at the Annual Meeting.

Each director attended at least 75% of all Board and applicable committee meetings that were held in fiscal 2012.

Executive Sessions

The independent directors meet in executive sessions without management directors or management present. These sessions take place prior to or following regularly scheduled Board meetings. The directors met in such sessions four times during fiscal 2012.

Risk Oversight

Our Board is responsible for the oversight of our company-wide risk management efforts and delegates the assessment and implementation of our day-to-day risk management policies to our management. Our Board is directly involved in overseeing risk management issues related to significant matters such as our overall business strategy, major strategic transactions and executive officer succession through its regular communications with management.

Additionally, each of our standing Board committees, namely the Audit Committee, the Compensation Committee and the Governance Committee, have individual oversight responsibilities:

•

Our Audit Committee oversees our financial reporting and controls, as well as the work performed by our independent registered public accounting firm and our internal audit function. The Audit Committee regularly discusses with management and our independent registered public accounting firm the major risks related to our financial reporting and controls, and the steps taken to monitor and control our exposure to those risks. In addition, under the supervision of the Audit Committee, we have established an anonymous and confidential ethics reporting system, which encourages and allows any employee to submit concerns directly to senior management and the Audit Committee. Our Audit Committee also oversees risks relating to our investments, financing activities, taxes and world-wide insurance programs and is responsible for reviewing and approving related person transactions.

•

Our Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices. Our Compensation Committee aims to establish compensation policies and practices that motivate contributions to long term stockholder value and do not promote unnecessary or excessive risk-taking. For additional information regarding the Compensation Committee’s assessment of our compensation-related risk, please see the section of this Proxy Statement titled “Compensation Risk Assessment” on page 51.

•

Our Governance Committee is responsible for overseeing risks related to our overall corporate governance, as well as any potential issues related to the composition and structure of our Board of Directors and its committees. In this regard, our Governance Committee conducts an annual evaluation of our Board and Board committees and periodically reviews Board member and executive officer succession plans. It also reviews and makes recommendations with respect to our corporate governance policies and principles, and the chairperson may investigate concerns raised through our confidential ethics reporting system, as applicable to our Board and its committees.

Share Ownership Guidelines

In order to better align the interests of our Board members and management with the interests of our stockholders, our Board of Directors first adopted share ownership guidelines in fiscal 2003. Under the current guidelines, non-employee directors are expected to achieve a share ownership level with a value equal to three times the amount of each non-employee director’s annual cash retainer (excluding compensation for committee service) or 15,000 shares, within three years of initial election as a director, and maintain such ownership level, as measured each year on the date of the annual meeting of stockholders, so long as they serve in the position of director.

These guidelines recommend that covered members of management achieve share ownership levels within four years of appointment and maintain such ownership level so long as they serve in such positions as follows: Co-Chief Executive Officer—50,000 shares; Chief Financial Officer—10,000 shares; Senior Vice Presidents—10,000 shares; General Counsel—7,500 shares; all other Vice Presidents who are members of our “Corporate Staff”—7,500 shares; and Chief Accounting Officer—2,500 shares.

Each covered person is expected to meet the applicable guidelines within four years of becoming a covered person. The guidelines do not require any covered person to exercise stock options or to purchase shares of our common stock on the open market solely to meet these guidelines. However, when stock options are exercised, when restricted stock or restricted stock units vest, or when shares are purchased under our Employee Stock Purchase Plan, the guidelines recommend that the covered person retain a number of shares of common stock equal to the lesser of 25% of the net value of shares of common stock acquired or vested (after deducting the exercise price, if any, and taxes at an assumed tax rate), or a number of shares necessary to reach such person’s applicable common share ownership guideline amount.

As of February 4, 2013, each director was compliant with the share ownership guidelines, or had not yet served for three years since his election as a director, and each of our named executive officers held the requisite number of shares and accordingly was compliant with the share ownership guidelines.

Stockholder Communications with our Board of Directors

Stockholders who wish to communicate with our Board of Directors or one or more individual members of our Board may do so by sending written communications addressed to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043. All stockholder communications we receive that are addressed to our Board of Directors will be compiled by our Corporate Secretary and forwarded to the specified director(s), if any. If the correspondence is not addressed to a particular director, such correspondence will be forwarded, depending on the subject matter, to the Chairperson of the Audit Committee, Compensation Committee, or Governance Committee.

Board Attendance at Stockholders’ Meetings

Synopsys encourages director attendance at our annual stockholder meetings, but does not require attendance. Attendance by phone is permitted. All directors attended the 2012 Annual Meeting of Stockholders.

Director Qualifications

The Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate, and the Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Governance Committee. All candidates for election or re-election should (1) have sufficient experience in the EDA, semiconductor, electronics or technology industries to enable them to effectively help create and guide our business strategy, (2) be prepared to participate fully in Board activities, including preparation for, attendance at and active participation in, meetings of our Board of Directors, (3) not hold positions that would conflict with their responsibilities to us, (4) have a high degree of personal integrity and interpersonal skills, and (5) be prepared to represent the best interests of all of our stockholders and not just one particular constituency. Our Governance Committee also considers diversity in its assessment of potential candidates, including diversity of professional experience, education, skills and opinions, as well as diversity of personal background. Finally, the listing standards of the NASDAQ Global Select Market and our own corporate guidelines require that at least a majority of the members of our Board qualify as independent directors in accordance with such standards.

The Governance Committee also believes that it is beneficial for at least one member, and preferably multiple members, of our Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Governance Committee also deems it to be appropriate for certain members of management to serve on our Board to provide our Board with an internal perspective on the operations, management and culture of our business. When evaluating a candidate for Board membership, the Governance Committee does not assign specific weight to any of these factors nor does it believe that all of the criteria necessarily apply to every candidate. At a minimum, a director’s qualifications, in light of the above-mentioned criteria, are considered each time the director is nominated or re-nominated for Board membership.

Director Evaluations

On an annual basis, the Governance Committee conducts an evaluation of our Board of Directors, the functioning of the committees and each individual member of our Board.

Director Nominations

The Governance Committee considers candidates for Board membership suggested by our Board members and management. The Governance Committee has, on occasion, retained third-party executive search firms to identify independent director candidates. The Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by Board members, management, or a third-party executive search firm. After completing the evaluation and review, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to our Board of Directors, and our Board determines and approves the nominees after considering the recommendation and report of the Governance Committee.

Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading “Stockholder Communications with our Board of Directors.” There are no recent material changes to the procedures by which stockholders may recommend nominees for our Board. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Governance Committee did not receive any stockholder nominations during fiscal 2012 or through the date of this Proxy Statement.

Each director candidate recommended for election at the Annual Meeting is an existing director seeking re-election to our Board of Directors and was previously elected by our stockholders.

Proposal 2: Approval of Our 2006 Employee Equity Incentive Plan, as Amended

We are asking our stockholders to approve our 2006 Employee Equity Incentive Plan, as amended (referred to in this Proxy Statement as the 2006 Employee Plan), primarily to increase the number of shares of common stock available for issuance under the 2006 Employee Plan by 5,000,000 shares, representing approximately 3.29% of our shares of common stock outstanding as of January 11, 2013. We are proposing the increase to enable us to continue offering effective equity compensation to our employees, allowing us to continue to take advantage of the critical motivation and retention benefits that equity compensation provides.

Our Board of Directors approved the 2006 Employee Plan, as amended, subject to stockholder approval. If approved by our stockholders, the amended 2006 Employee Plan will become effective as of the Annual Meeting date.

Approval of the 2006 Employee Plan, as amended, requires the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and voting on this Proposal 2, to vote “For” this Proposal 2. Abstentions will not be counted as either votes cast “For” or “Against” this Proposal 2.

Our Board of Directors Recommends that You Vote “FOR” the Approval of the 2006 Employee Plan, as Amended

Purpose and Background

The primary purpose of the amendment of the 2006 Employee Plan is to provide us with a sufficient reserve of common stock to offer appropriate incentives to our employees. Like all technology companies, we actively compete for highly qualified employees, especially technical employees. During the last fiscal year alone, we added approximately 1,300 employees, an increase of approximately 20% in our workforce, in large part as a result of our acquisitions. Our equity program is a key component of our strategy to attract and retain key individuals, and the share requirements of our equity program have grown with our company. Each year the Compensation Committee of our Board of Directors and our management review our overall compensation strategy and determine the allocations of cash and equity compensation in light of our pay-for-performance philosophy. We continue to believe that equity compensation is a critical component to motivate key employees and effectively aligns employee compensation with stockholder interests. The 2006 Employee Plan is the sole available plan for granting equity compensation to our employees. If the amended 2006 Employee Plan is not approved and we are unable to grant equity compensation in the future, we may need to consider other compensation alternatives, such as increasing cash compensation.

We are committed to effectively managing our equity compensation share reserve while minimizing stockholder dilution. For this reason, we carefully manage both our gross burn rate and net burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the number of shares outstanding. Net burn rate reflects equity awards granted during the fiscal year less equity awards cancelled and returned to the plan (net equity grants), divided by the number of shares outstanding. We endeavor to ensure that our gross burn rate approximates the average rate for our peer group companies as well as for the software and services industry more generally, and that our burn rates are within the limits recommended by independent shareholder advisory groups, such as Institutional Shareholder Services (referred to in this Proxy Statement as ISS). While there are several methodologies to arrive at burn rates, using current ISS methodology, our gross burn rates for the last three years are well within the guidelines recommended by ISS. Detailed information about equity awards issued in fiscal 2012 as well as other relevant information is set forth below.

We note that the cornerstone of our compensation philosophy, as discussed in the Compensation Discussion and Analysis beginning on page 33, is pay for performance and in that regard, more than half of the value of the target equity grants to our named executive officers in fiscal 2012 was in performance-based RSU grants, and the balance was in stock option grants directly linked to the appreciation of our stock price. We also note that our 2006 Employee Plan includes additional provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•

Stockholder approval required for additional shares. The 2006 Employee Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares on an ongoing basis. The 2006 Employee Plan instead authorizes a fixed number of shares, and stockholder approval is required for any increase in the number of shares.

•

No discounted stock options or stock appreciation rights. The 2006 Employee Plan requires that all stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

•

Repricing not allowed. The 2006 Employee Plan expressly prohibits the repricing of equity awards—including the cancellation and re-grant of outstanding equity awards—without prior stockholder approval.

•

Reasonable share counting provisions. In general, when awards lapse or are cancelled, the shares reserved for those awards are returned to the share reserve and become available for future awards. However, shares of common stock that are tendered to us in payment of the exercise price of an award or that are withheld to cover tax withholding obligations are not returned to our share reserve.

•

7-Year Term. All equity awards granted under the 2006 Employee Plan have a term of no more than seven years. In 2009, we amended the 2006 Employee Plan to establish seven years as the maximum permissible term for all equity awards, thereby limiting the potential for unproductive overhang.

•

Fungible Share Reserve. The 2006 Employee Plan has a fungible share reserve, which increases the rate at which the share reserve is depleted for restricted stock and restricted stock unit awards, in order to minimize stockholder dilution.

Historical Grant Information

No awards have been granted or promised with respect to the additional 5,000,000 shares requested. Awards under our 2006 Employee Plan are made at the discretion of our Board of Directors or the Compensation Committee and are therefore not determinable at this time. The following tables set forth detailed information about our historical equity compensation practices.

Awards Granted to Certain Individuals and Groups under the 2006 Employee Plan

The following table shows, for each of the named executive officers and the various groups indicated, the number of stock options and restricted stock units granted under the 2006 Employee Plan during fiscal 2012:

Name	Number of Restricted Stock Units Granted(1)		Number of Stock Options Granted(2)
Aart J. de Geus	66,700	(3)	200,000
Co-Chief Executive Officer and Chairman of the Board of Directors
Chi-Foon Chan	46,700	(3)	140,000
Co-Chief Executive Officer and President
Brian M. Beattie	18,300	(3)	55,000
Chief Financial Officer
Joseph W. Logan	18,300	(3)	55,000
Senior Vice President, Worldwide Sales
Brian E. Cabrera	11,700	(3)	35,000
Vice President, General Counsel and Corporate Secretary
All executive officers as a group (5 persons)	161,700		485,000
All non-executive officer directors as a group (7 persons)	—		—
All employees, excluding executive officers, as a group (8,133 persons as of Nov. 3, 2012)(4)	1,651,113		1,233,779

(1)	For informational purposes, the aggregate numbers of restricted stock units granted under the 2006 Employee Plan, since its adoption through January 11, 2013, to Dr. de Geus, Dr. Chan, Mr. Beattie, Mr. Logan, Mr. Cabrera, all executive officers as a group, all non-executive officer directors as a group, and all employees (excluding executive officers) as a group were 465,333; 298,500; 153,000; 136,600; 80,600; 1,134,033; none; and 8,151,150, respectively. Of those aggregate grant numbers for Dr. de Geus, Dr. Chan, Mr. Beattie, Mr. Logan, Mr. Cabrera, and all executive officers as a group, 53,300; 53,300; 18,300; 20,000; 10,800; and 155,700 restricted stock units, respectively, are eligible to vest only upon the achievement of pre-established performance goals.
(2)	For informational purposes, the aggregate numbers of stock options granted under the 2006 Employee Plan, since its adoption through January 11, 2013, to Dr. de Geus, Dr. Chan, Mr. Beattie, Mr. Logan, Mr. Cabrera, all executive officers as a group, all non-executive officer directors as a group, and all employees (excluding executive officers) as a group were 1,320,500; 840,000; 435,000; 420,000; 288,000; 3,303,500; none; and 9,760,504, respectively.
(3)	These restricted stock units required the achievement of pre-established performance goals prior to any vesting of the awards.
(4)	Equity grants in fiscal 2012 under the 2006 Employee Plan were made to an aggregate of 2,001 employees, excluding persons who were executive officers as of the end of fiscal 2012.

Information for Burn Rate Calculations

The following table provides detailed information regarding the activity related to our equity plans (except our Employee Stock Purchase Plan) for fiscal 2012.

Fiscal 2012
Stock Options Granted by Synopsys(1)	1,718,779
Restricted Stock Units Granted by Synopsys(2)	1,812,813
Restricted Stock Awards Granted by Synopsys(3)	28,189
Stock Options Cancelled	738,474
Restricted Stock Units Cancelled(4)	192,131
Restricted Stock Awards Cancelled	—
Weighted-Average Common Stock Outstanding	146,887,084
Common Stock Outstanding at Fiscal Year End	150,898,972

(1)	Granted under the 2006 Employee Plan. Does not include options to purchase 381,527 shares assumed in acquisitions.
(2)	Granted under the 2006 Employee Plan, and represents the actual number of restricted stock units granted, prior to the application of the fungible share reserve ratio. Does not include 352,785 restricted stock units assumed in acquisitions.
(3)	Granted under the 2005 Director Plan, which does not contain a fungible share reserve ratio. Represents the actual number of restricted stock awards granted.
(4)	Represents the actual number of restricted stock units cancelled, prior to the reverse application of the fungible share reserve ratio.

Information as of January 11, 2013

The following table provides certain additional information regarding our equity plans (except our Employee Stock Purchase Plan):

As of 1/11/13
Total Stock Options Outstanding	10,513,537
Total Restricted Stock Unit Awards Outstanding	3,875,481
Total Common Stock Outstanding	151,755,143
Weighted-Average Exercise Price of Stock Options Outstanding	$25.36
Weighted-Average Remaining Duration of Stock Options Outstanding	3.95 years
Total Shares Available for Grant under the 2006 Employee Plan	6,033,072
Total Shares Available for Grant under the 2005 Director Plan	365,464

Description of the 2006 Employee Plan, as Amended

The material terms and provisions of the 2006 Employee Plan, as amended, are summarized below. This summary, however, does not purport to be a complete description of the 2006 Employee Plan. The following summary of the 2006 Employee Plan is qualified in its entirety by reference to the complete text of the 2006 Employee Plan, a copy of which is included as an appendix to this Proxy Statement. Any stockholder that wishes to obtain a paper copy of the plan document may do so by written request to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

As further described in this Proposal 2, the 2006 Employee Plan has been amended to provide for:

•	an increase in the share reserve and incentive stock option limits and

•	certain clarifying amendments to eliminate potential ambiguities.

General

The 2006 Employee Plan was originally adopted by our Board of Directors in March 2006 and approved by stockholders in April 2006 as a successor plan to prior stock option plans for our employees. The 2006 Employee Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, stock appreciation rights, and other forms of equity compensation (collectively referred to in this Proxy Statement as equity awards). The 2006 Employee Plan also provides the ability to grant performance equity awards and performance cash awards (together referred to in this Proxy Statement as performance awards), which enable our Compensation Committee to use performance criteria in establishing specific targets to be attained as a condition to the vesting of awards.

Incentive stock options granted under the 2006 Employee Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (referred to in this Proxy Statement as the Code). Non-statutory stock options granted under the 2006 Employee Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of equity awards.

Purpose

The 2006 Employee Plan provides eligible employees and consultants with the opportunity to benefit from increases in the value of our common stock. This creates an incentive for such individuals to exert maximum efforts toward our success, thereby aligning their interests with the interests of our stockholders.

Administration

The 2006 Employee Plan provides that our Board of Directors has the authority to construe and interpret the 2006 Employee Plan and to determine the persons to whom and the dates on which equity awards will be granted, the number of shares of common stock to be subject to each equity award, the time or times during the term of each equity award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each equity award, the type of consideration permitted to exercise or purchase each equity award, and other terms of the equity awards.

Our Board of Directors has the authority to delegate some or all of the administration of the 2006 Employee Plan to a committee or committees composed of members of our Board. In the discretion of our Board of Directors, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The 2006 Employee Plan also permits delegation of administration of the plan to one or more executive officers with respect to grants to employees of Synopsys and its subsidiaries. Our Board of Directors has delegated to the Compensation Committee administration of the 2006 Employee Plan with respect to stock option and restricted stock unit awards to executive officers and restricted stock unit awards to our other employees. Our Board of Directors has delegated to each of our Co-Chief Executive Officers, as both officers and members of our Board of Directors, administration of the 2006 Employee Plan with respect to stock option awards to employees other than executive officers, subject to specified limitations and restrictions.

Eligibility

General. As of January 11, 2013, Synopsys had 8,183 employees, all of whom were eligible to participate under the 2006 Employee Plan. Our non-employee directors are not eligible to receive any awards under the 2006 Employee Plan.

Incentive Stock Options. Incentive stock options may be granted under the 2006 Employee Plan only to employees (including executive officers) of Synopsys and its affiliates. The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options will be 68,497,248 shares of common stock. No incentive stock option may be granted under the 2006 Employee Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Synopsys or its affiliates, unless the exercise price of such stock option is at least 110% of the fair market value of the stock subject to the stock option on the date of grant and the term of the stock option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2006 Employee Plan and any other equity plans of Synopsys and its affiliates) may not exceed $100,000 (any excess of such amount shall be treated as non-statutory stock options).

Non-Statutory Stock Options, Restricted Stock, Restricted Stock Units and Other Awards. Non-statutory stock options, restricted stock, restricted stock units and all other types of equity awards and performance awards authorized under the 2006 Employee Plan may be granted to employees (including executive officers) and consultants of Synopsys and its affiliates.

Individual Limit. No person may be granted stock options or stock appreciation rights under the 2006 Employee Plan covering more than 1,000,000 shares of common stock during any calendar year. Stockholder approval of this Proposal 2 will also constitute a re-approval of the 1,000,000-share limitation for purposes of Section 162(m) of the Code. This limitation allows us to grant stock options or stock appreciation rights under the 2006 Employee Plan that may be exempt from the $1,000,000 limitation on the income tax deductibility of compensation paid to covered executive officers under Section 162(m) of the Code.

Stock Subject to the 2006 Employee Plan

As of January 11, 2013, 6,033,072 shares of common stock were available for future grants under the 2006 Employee Plan. If this Proposal 2 is approved by our stockholders, an additional 5,000,000 shares will be available for future grants under the 2006 Employee Plan. Assuming the stockholders approve this Proposal 2, a total of 68,497,248 shares of our common stock will have been reserved for issuance under the 2006 Employee Plan.

The number of shares of common stock available for issuance under the 2006 Employee Plan is currently reduced by one share for each share of common stock issued pursuant to a stock option or a stock appreciation right and by 1.5 shares for each share of common stock issued on or after April 3, 2012 pursuant to restricted stock awards, restricted stock unit awards or other awards (excluding options and stock appreciation rights).

If a stock option or stock appreciation right award expires or otherwise terminates without being fully exercised, if shares subject to a restricted stock award or restricted stock unit award are forfeited to or repurchased by us, or if an equity award is settled in cash, the shares not issued under those awards, or the shares forfeited to or repurchased by us, become available for subsequent issuance under the 2006 Employee Plan. Such returning shares increase the number of shares available for issuance under the 2006 Employee Plan by one share if they were issued pursuant to a stock option or stock appreciation right and by 1.5 shares if they were issued pursuant to restricted stock awards, restricted stock unit awards or other awards (excluding options and stock appreciation rights).

If shares subject to an award granted under the 2006 Employee Plan are not delivered to a participant because:

•	an equity award is exercised through a reduction in the number of shares subject to the equity award (a “net exercise”),

•	the appreciation distribution upon exercise of a stock appreciation right is paid in shares of common stock, or

•	shares are withheld in satisfaction of applicable withholding taxes,

then those shares do not become available for subsequent issuance under the 2006 Employee Plan. If the exercise price of a stock option is satisfied by a participant tendering previously held shares, the tendered shares do not become available for subsequent issuance under the 2006 Employee Plan.

Terms of Stock Options

We may grant stock options under the 2006 Employee Plan pursuant to stock option agreements adopted by our Board of Directors or a duly authorized committee. The following is a description of the permissible terms of stock options under the 2006 Employee Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options and non-statutory stock options may not be less than 100% of the fair market value of the stock subject to the stock option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value.

As of February 4, 2013, the closing price of our common stock as reported on the NASDAQ Global Select Market was $33.83 per share.

Consideration. The stock option exercise price may, at the discretion of our Board of Directors, be paid in cash or by check, pursuant to a broker-assisted cashless exercise, by delivery of other shares of Synopsys common stock, pursuant to a net exercise arrangement, or in any other form of legal consideration acceptable to our Board of Directors.

Vesting. Stock options granted under the 2006 Employee Plan vest, or become exercisable, as determined by our Board of Directors. Vesting typically occurs during the optionholder’s continued service with Synopsys or an affiliate, whether such service is in the capacity of an employee, director or consultant (collectively referred to as service) and regardless of any change in the capacity of the optionee, or upon achievement of quantitative or qualitative goals determined by the plan administrator. Shares covered by different stock options may be subject to different vesting terms.

Term. Under the current 2006 Employee Plan, the maximum term of a stock option is seven years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service. Stock options generally terminate three months after termination of a participant’s service unless:

•	the stock option agreement by its terms specifically provides otherwise,

•

termination is due to the participant’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months of termination,

•

the participant dies before the participant’s service has terminated, or the participant dies within a specified period after termination of service, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such stock option have passed, or

•	the participant is terminated for cause (as defined under the 2006 Employee Plan), in which case the stock option terminates immediately and will cease to be exercisable (whether vested or unvested).

The stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws. In no event, however, may a stock option be exercised beyond the expiration of its term.

Restrictions on Transfer. A participant generally may not transfer a stock option other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order. During the lifetime of the participant, only the participant may exercise a stock option (except in instances pursuant to a domestic relations order). A participant may also designate a beneficiary who may exercise a stock option following the participant’s death.

Terms of Restricted Stock

We may grant restricted stock awards under the 2006 Employee Plan pursuant to restricted stock award agreements adopted by our Board of Directors or a duly authorized committee. Restricted stock awards are shares of our common stock that may be subject to restrictions, such as vesting requirements.

Consideration. Our Board of Directors may grant restricted stock awards in consideration for past or future services rendered to Synopsys or an affiliate, or any other form of legal consideration acceptable to our Board.

Vesting. Shares of stock acquired under a restricted stock award may, but need not, be subject to a repurchase option in favor of Synopsys or forfeiture to Synopsys in accordance with a vesting schedule as determined by our Board of Directors.

Termination of Service. Upon termination of a participant’s service, Synopsys may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award.

Terms of Restricted Stock Units

We may grant restricted stock unit awards under the 2006 Employee Plan pursuant to restricted stock unit award agreements adopted by our Board of Directors or a duly authorized committee. Restricted stock units represent the value of a fixed number of shares of Synopsys common stock on the date of grant.

Consideration. Our Board of Directors may grant restricted stock units in consideration for past or future services rendered to Synopsys or an affiliate, or any other form of legal consideration acceptable to our Board.

Vesting. Restricted stock units vest at the rate or on the terms specified in the restricted stock unit award agreement as determined by our Board of Directors.

Settlement. Restricted stock units may be settled by the delivery of shares of Synopsys common stock, cash, or any combination as determined by our Board of Directors. At the time of grant, our Board of Directors may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting.

Termination of Service. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Stock Appreciation Rights

We may grant stock appreciation rights under the 2006 Employee Plan pursuant to stock appreciation rights agreements adopted by our Board of Directors or a duly authorized committee. A stock appreciation right is a right to receive the excess value over the strike price of a fixed number of shares. Individual stock appreciation right agreements may be more restrictive as to any or all of the permissible terms described below. Each stock appreciation right is denominated in shares of common stock equivalents but may be settled in cash.

Term. The maximum term of stock appreciation rights is seven years.

Strike Price. The strike price of stock appreciation rights may not be less than 100% of the fair market value of the common stock equivalents subject to the stock appreciation rights on the date of grant.

Exercise. Upon exercise of a stock appreciation right, Synopsys will pay the participant an amount equal to the excess of the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over the strike price determined by our Board of Directors on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, or any other form of consideration determined by our Board of Directors.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by our Board of Directors.

Termination of Service. Stock appreciation rights generally terminate three months after termination of a participant’s service unless:

•	the stock appreciation rights agreement by its terms specifically provides otherwise,

•

termination is due to the participant’s disability, in which case the stock appreciation right may be exercised (to the extent vested at the time of the termination of service) at any time within 12 months of termination,

•

the participant dies before the participant’s service has terminated, or within a specified period after termination of service, in which case the stock appreciation right may be exercised (to the extent vested at the time of the participant’s death) within 12 months of the participant’s death by the person or persons to whom the rights to such stock appreciation right have passed, or

•

the participant is terminated for cause (as defined under the 2006 Employee Plan), in which case the stock appreciation right terminates immediately and will cease to be exercisable (whether vested or unvested).

The term of a stock appreciation right may be extended in the event that exercise following termination of service is prohibited by applicable securities laws. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Other Stock Awards

Our Board of Directors may grant other equity awards based in whole or in part by reference to the value of our common stock. Subject to the provisions of the 2006 Employee Plan, our Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other equity awards granted under the 2006 Employee Plan. These awards may not have a term in excess of seven years from the date of grant.

Terms of Performance Awards

General. Our Board of Directors may grant performance equity awards and performance cash awards that qualify as performance-based compensation that is not subject to the income tax deductibility limitations imposed by Section 162(m) of the Code, if the award is approved by the Compensation Committee and the grant or vesting of the award is tied solely to the attainment of performance goals during a designated performance period.

Performance Goals. To preserve the possibility that the compensation attributable to awards may qualify as performance-based compensation that will not be subject to the $1,000,000 limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m) of the Code, the Compensation Committee has the authority to structure one or more such awards so that stock or cash will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals that are based on criteria that have already been approved by our stockholders. Performance goals for awards granted under the 2006 Employee Plan may be based on any one of, or combination of, the following criteria: (a) earnings per share; (b) earnings before interest, taxes and depreciation; (c) earnings before interest, taxes, depreciation and amortization (EBITDA); (d) net earnings; (e) return on equity; (f) return on assets, investment, or capital employed; (g) operating margin; (h) gross margin; (i) operating income; (j) net income (before or after taxes); (k) net operating income; (l) net operating income after tax; (m) pre- and after-tax income; (n) pre-tax profit; (o) operating cash flow; (p) orders (including backlog) and revenue; (q) orders quality metrics; (r) increases in revenue or product revenue; (s) expenses and cost reduction goals; (t) improvement in or attainment of expense levels; (u) improvement in or attainment of working capital levels; (v) market share; (w) cash flow; (x) cash flow per share; (y) share price performance; (z) debt reduction; (aa) implementation or completion of projects or processes; (bb) customer satisfaction; (cc) stockholders’ equity; (dd) quality measures; (ee) “Non-GAAP Net Income” (meaning net income excluding (1) the amortization of acquired intangible assets, (2) the impact of stock-based compensation expense, (3) acquisition-related costs, (4) other non-recurring significant items, such as the effect of tax or legal settlements with the Internal Revenue Service and restructuring charges, and (5) the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes); and (ff) to the extent that an award is not intended to comply with Section 162(m) of the Code, any other measures of performance selected by our Board of Directors.

Performance goals may be set on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to internally generated business plans, the performance of one or more comparable companies or the performance of one or more relevant indices. Adjustments may be made in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges (including but not limited to the effect of tax or legal settlements); (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude stock-based compensation expense determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by Synopsys achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); (xiii) to reflect any partial or complete corporate liquidation; (xiv) to exclude the effect of in-process research and development expenses; and (xv) to exclude the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes.

Annual Limitation. The maximum benefit to be received by a participant in any calendar year attributable to performance equity awards may not exceed 1,000,000 shares of common stock. The maximum benefit to be received by a participant in any calendar year attributable to performance cash awards granted pursuant to the 2006 Employee Plan may not exceed $2,000,000.

Stockholder approval of this Proposal 2 will also constitute a re-approval of the foregoing performance criteria, permitted adjustments for calculating performance goal attainment, and limitations for purposes of Section 162(m) of the Code.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our common stock without receipt of consideration (whether through a stock split, reverse stock split or other changes in the capital structure), appropriate adjustments will be made to the class of securities issuable under the 2006

Employee Plan, the maximum number of securities issuable under the 2006 Employee Plan, the incentive stock option limitation, the maximum award that one person may be granted in a calendar year under the 2006 Employee Plan, and the number, class and price per share under outstanding equity awards under the 2006 Employee Plan.

Corporate Transactions; Changes in Control

Unless otherwise provided in a written agreement between Synopsys or an affiliate and a participant, or unless otherwise expressly provided by our Board of Directors at the time of grant of an equity award, in the event of significant corporate transactions, outstanding equity awards under the 2006 Employee Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such equity awards, then:

•

with respect to any such equity awards that are held by individuals then performing services for Synopsys or its affiliates, the vesting and exercisability provisions of such equity awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights will lapse (contingent upon the effectiveness of the corporate transaction),

•

all other outstanding equity awards will be terminated if not exercised prior to the effective date of the corporate transaction, except that certain equity awards, such as restricted stock awards, may have their reacquisition or repurchase rights assigned to the surviving or acquiring entity (or its parent company) in the corporate transaction, though if such reacquisition or repurchase rights are not assigned, then such equity awards will become fully vested, and

•

no vested restricted stock unit award will terminate without being settled by delivery of shares of common stock, their cash equivalent or in any other form of consideration, as determined by the Board of Directors, prior to the effectiveness of the corporate transaction.

A significant corporate transaction will be deemed to occur in the event of:

•	a sale of all or substantially all of the consolidated assets of Synopsys and its subsidiaries,

•	a sale of at least 90% of the outstanding securities of Synopsys,

•	a merger, consolidation or similar transaction in which Synopsys is not the surviving corporation, or

•

a merger, consolidation or similar transaction in which Synopsys is the surviving corporation, but shares of Synopsys outstanding common stock are converted into other property by virtue of the corporate transaction.

The 2006 Employee Plan provides, at the discretion of our Board of Directors, that the holder of an outstanding equity award that would otherwise terminate if not exercised prior to the corporate transaction may surrender such equity award in exchange for a payment equal to the excess of the value of the property that the holder would have received upon exercise of the equity award immediately prior to the corporate transaction, over the exercise price otherwise payable in connection with the equity award. Additionally, the 2006 Employee Plan provides our Board of Directors with the discretion to grant individual equity awards that vest as to all or any portion of the shares subject to the equity award in connection with a change of control transaction. No such equity awards have been granted by our Board of Directors.

The acceleration of an equity award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Synopsys.

Duration, Termination and Amendment

Our Board of Directors may suspend or terminate the 2006 Employee Plan without stockholder approval or ratification at any time. Unless sooner terminated, the 2006 Employee Plan will terminate on March 2, 2016. Our Board may amend or modify the 2006 Employee Plan at any time, subject to any required stockholder approval. To the extent required by applicable law or regulation, stockholder approval will be required for any amendment that:

•	materially increases the number of shares available for issuance under the 2006 Employee Plan,

•	materially expands the class of individuals eligible to receive awards under the 2006 Employee Plan,

•

materially increases the benefits accruing to the participants under the 2006 Employee Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2006 Employee Plan,

•	materially extends the term of the 2006 Employee Plan, or

•	expands the types of awards available for issuance under the 2006 Employee Plan.

Our Board of Directors also may submit to stockholders any other amendment to the 2006 Employee Plan, including amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and Synopsys with respect to participation in the 2006 Employee Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the 2006 Employee Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal ordinary income tax consequences to the participant or Synopsys by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

The excess, if any, of the fair market value of the incentive stock option shares on the date of exercise over the exercise price is an adjustment to income for purposes of the alternative minimum tax. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (referred to in this Proxy Statement as a qualifying disposition) will be a long-term capital gain or loss. Upon such a qualifying disposition, Synopsys will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (referred to in this Proxy Statement as a disqualifying disposition), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year after exercise.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Synopsys will be entitled (subject to the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Non-Statutory Stock Options. No taxable income is recognized by a participant upon the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Synopsys will be entitled (subject to the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant. Synopsys will be required to satisfy certain tax withholding requirements applicable to such income.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year after exercise.

Restricted Stock Awards. Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. Synopsys will be entitled (subject to the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a restricted stock award are unvested and subject to repurchase by Synopsys in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when Synopsys’ repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date the repurchase right lapses, over (b) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (a) the fair market value of the shares on the date of issuance, over (b) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and Synopsys will be required to satisfy certain tax withholding requirements applicable to such income. Synopsys will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards. No taxable income is recognized upon receipt of a restricted stock unit award. The participant will generally recognize ordinary income in the year in which the shares subject to that unit are actually vested and issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and Synopsys will be required to satisfy certain tax withholding requirements applicable to such income. Synopsys will be entitled (subject to the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Synopsys is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, Synopsys will be entitled (subject to the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the participant.

Potential Limitation on Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Synopsys, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including qualified “performance-based compensation”, are disregarded for purposes of the deduction limitation.

Below is a summary of the material conditions under which certain equity awards qualify as performance-based compensation that is exempt from the $1,000,000 deduction limitation in accordance with Section 162(m) of the Code:

•

Stock Options and Stock Appreciation Rights. Compensation paid to covered employees that is attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are granted by a compensation committee or committee of our Board of Directors comprised solely of “outside directors,” (b) the 2006 Employee Plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the per-employee limitation is approved by our stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

•

Restricted Stock Awards, Restricted Stock Unit Awards, Performance Equity Awards and Performance Cash Awards. Compensation paid to covered employees that is attributable to restricted stock awards, restricted stock unit awards, performance equity awards, and performance cash awards will qualify as performance-based compensation, provided that: (a) the award is granted by a compensation committee comprised solely of “outside directors,” (b) the award is granted (or vests) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the compensation committee certifies in writing prior to the grant or vesting of the award that the performance goal has been satisfied, and (d) stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

Proposal 3: Advisory Vote to Approve Executive Compensation

We are requesting our stockholders to provide advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 33 to 64 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our Board of Directors Recommends that You Vote “FOR” the Compensation of Our Named Executive Officers As Disclosed in this Proxy Statement

Background

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders. At our 2012 Annual Meeting, our stockholders overwhelmingly approved the proposal, with more than 99% of the shares that were voted in favor of the proposal.

We hold a stockholder say-on-pay vote annually, as elected by our Board of Directors and consistent with a past advisory vote by our stockholders. Accordingly, this year we are again asking our stockholders to vote “For” the compensation of our named executive officers as disclosed in this Proxy Statement.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and the value provided, while also promoting long-term retention, motivation and alignment with the long-term interests of Synopsys’ stockholders. Synopsys has maintained profitability and increased revenue each year since fiscal 2006, and we believe the compensation program for our named executive officers has been instrumental in helping Synopsys achieve strong financial performance in the challenging macroeconomic environment over the past few years.

We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement for additional details on Synopsys’ executive compensation, including Synopsys’ compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2012.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Synopsys, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 33 to 64 of this Proxy Statement, is hereby approved.”

This advisory resolution will be approved if the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and voting on this Proposal 3, vote “For” this Proposal 3. Abstentions will not be counted as either votes cast “For” or “Against” this Proposal 3.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in making future compensation decisions for named executive officers and may take more immediate action as a result of the vote.

Executive Compensation and Related Information

Compensation Discussion and Analysis

This section explains how we compensate our named executive officers (NEOs). Our fiscal 2012 NEOs are:

•      Aart J. de Geus, Co-Chief Executive Officer and Chairman of the Board of Directors

•      Chi-Foon Chan, Co-Chief Executive Officer and President

•      Brian M. Beattie, Chief Financial Officer

•      Joseph W. Logan, Senior Vice President, Worldwide Sales

•      Brian E. Cabrera, Vice President, General Counsel and Corporate Secretary

On May 23, 2012, our Board promoted Dr. Chan from Chief Operating Officer to Co-Chief Executive Officer in recognition of his considerable leadership at Synopsys. Despite his promotion, Dr. Chan asked our Compensation Committee to postpone considering any change to his compensation until fiscal 2013.

Executive Summary

Fiscal 2012 was Synopsys’ seventh straight year of revenue growth and profitability. It was also another precarious year for the global economy, yet we were able to deliver 14.4% revenue growth over fiscal 2011. Our people make the difference. We achieve positive results, helping our customers to accelerate innovation in integrated circuits and electronic systems, because our employees successfully implement and execute our strategic plans. Our ongoing and future success requires that we continue to cultivate executive talent to lead our business and engage our global workforce. To this end, we design our executive compensation policies to provide a competitive and internally equitable compensation and benefits package. We try to ensure that our executive compensation reflects company performance, job complexity, and the value provided, and at the same time, promotes long-term retention and motivation. We believe our executive compensation policies have been important in helping us achieve strong financial performance.

We are led by Dr. de Geus, an electronic design automation (EDA) pioneer who co-founded Synopsys more than 25 years ago, and Dr. Chan, who has launched numerous key aspects of our business, including our intellectual property business, and has been with Synopsys for more than 22 years. We rely on the expertise of Drs. de Geus and Chan and all our NEOs to help us continue to build stockholder value, even as global markets remain unstable.

The cornerstone of our compensation philosophy is pay for performance. We closely align the compensation paid to our NEOs with our achievement of both short- and long-term financial goals. In fiscal 2012, performance-based compensation made up approximately 91% of the actual direct compensation of Dr. de Geus, our highest-paid NEO, and approximately 85% of the actual direct compensation of our other NEOs.

Fiscal 2012 was an outstanding performance year for Synopsys, exceeding our corporate goals on many fronts. Our over-achievement of company goals surpassed our over-achievement in fiscal 2011. As a result, all of our NEOs other than Dr. de Geus earned more performance-based cash compensation than in fiscal 2011. As in fiscal 2011, Dr. de Geus requested that the Compensation Committee of our Board of Directors reduce his cash incentive payment in order to maintain parity with our executive team. The Compensation Committee honored his request and thus Dr. de Geus received the same cash incentive payment as in fiscal 2011. The Compensation Committee kept base salaries for fiscal 2012 flat for all NEOs other than Mr. Cabrera, whose base salary they increased by 8.6% to bring it within the 25th to 50th percentile of our peer group, consistent with our general compensation philosophy for base salaries.

Our Compensation Committee believes our current executive compensation policies are effective in advancing our strategic plans, reasonable in relation to our peer group and responsible in encouraging our NEOs to work for meaningful stockholder returns without taking unnecessary or excessive risks. The highlights of our compensation program include:

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Fixed compensation is targeted at only 10% of total direct compensation for our highest-paid executive, Dr. de Geus, and approximately 20% for our other NEOs as a group, ensuring that the vast majority of NEO target total direct compensation is performance-based.

•	Total direct compensation for our NEOs is generally targeted between the 50th and 60th percentiles of our peer group at full achievement of performance goals.

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Our Executive Incentive Plan encourages our NEOs to address current fiscal year revenue and operating margin, as well as revenue in future years, promoting a predictable revenue stream and minimizing incentives for risky business practices with short-term impact.

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Our performance-based RSUs direct our NEOs to achieve a specified non-GAAP net income target for the current fiscal year to earn a maximum award, and encourage retention through time-based vesting over the following three years.

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Our NEO change of control agreements are “double trigger” – NEOs do not receive a payment simply due to a change of control and do not receive a payment if they continue to be employed in a similar role after the change of control.

•	The salary continuation and cash incentive award payments potentially owed to our NEOs in connection with a change of control do not exceed two times their annual target cash compensation.

The following compensation governance practices support and regulate our compensation program:

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The Compensation Committee is composed solely of independent directors, and the Committee directly retains a compensation consultant it has determined to be objective and free of conflicts of interest.

•	Our Board of Directors elected to hold an annual advisory say-on-pay vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

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In 2003, Synopsys adopted Stock Ownership Guidelines for our NEOs and members of the senior leadership team in order to further link their near-term decisions to the long-term success of Synopsys. At the end of fiscal 2012, Dr. de Geus held 600,544 shares of our common stock, valued (as of the end of fiscal 2012) at over 30 times his annual base salary. Dr. Chan held 179,580 shares, valued (as of the end of fiscal 2012) at over 10 times his annual base salary.

•	We maintain a clawback policy for the recovery of performance-based compensation in the event of a substantial financial restatement.

•	Our NEOs are prohibited from engaging in hedging transactions in Synopsys stock, holding Synopsys stock in a margin account, and pledging Synopsys stock as collateral for a loan.

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Synopsys’ executive compensation policies are structured to discourage inappropriate risk-taking by our executives. The Compensation Risk Assessment located after this Compensation Discussion and Analysis describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on Synopsys.

In 2012, we held our second annual advisory stockholder vote on our executive compensation as described in last year’s proxy statement. Last year’s proxy statement detailed our fiscal 2011 executive compensation as well as important compensation decisions for fiscal 2012, including fiscal 2012 NEO base salaries, amounts of equity grants, and the selection of metrics that would be used in determining achievement of performance-based compensation.

More than 99% of the shares that were voted approved our executive compensation. Our Compensation Committee considered our stockholders’ votes in deciding the final amounts of our NEOs’ cash incentive payments for fiscal 2012. The Compensation Committee also factored in our stockholders’ say-on-pay approval in deciding to maintain similar compensation practices for fiscal 2013. For fiscal 2013, Dr. Chan received a significant increase in target direct compensation due to his promotion to Co-CEO. The Compensation Committee used the stockholder-approved compensation of Dr. de Geus, our other Co-CEO, as a guide in setting Dr. Chan’s compensation. In addition, Dr. de Geus requested that the Compensation Committee reduce his own target direct compensation, emphasizing the importance to him of being compensated equally with Dr. Chan and assessed as a Co-CEO team. The Compensation Committee approved his request.

Our Compensation Philosophy

We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive technological and business success. Our principal goal is to motivate and reward our NEOs for direct contributions that lead to the improvement of our long-term business performance and increased stockholder value. To achieve this goal, we have developed the following compensation objectives:

•	Provide competitive compensation that attracts and retains top-performing NEOs

•	Link NEO compensation to the success of our business objectives

•	Motivate NEOs to achieve results that exceed our strategic plan targets

•	Align the interests of NEOs and stockholders through the managed use of long-term incentives

•	Promote teamwork among NEOs by considering internal fairness in setting compensation levels

Pay for Performance. Underlying our core objectives is our pay for performance philosophy. We believe that the majority of each NEO’s target total direct compensation should be “performance-based”—that is, contingent upon the overall performance of our business and individual performance. As shown in the graph below, we structure our compensation mix such that approximately 90% of the target total direct compensation of our highest-paid NEO, Dr. de Geus, is performance-based. (Dr. de Geus was our sole CEO at the beginning of fiscal 2012, and Dr. Chan’s compensation was not increased or adjusted due to his promotion to Co-CEO during fiscal year 2012.) Approximately 80% of target total direct compensation is performance-based for our other NEOs. We believe this direct link between pay and performance is an effective way to motivate our NEOs to achieve key financial objectives and, ultimately, increase stockholder value.

Role of Compensation Committee. Our Compensation Committee is responsible for determining NEO compensation. The Compensation Committee, which is composed of three independent directors, meets in the first quarter of each fiscal year to review and approve:

•	The level of achievement of financial performance goals for the prior fiscal year;

•	Annual incentive compensation, if earned, based on that prior fiscal year achievement;

•	Annual financial performance goals for the current fiscal year; and

•	The level and mix of NEO target compensation for the current fiscal year.

Role of Compensation Committee Consultant. The Compensation Committee directly retained the services of Radford, an Aon Hewitt company, as an independent compensation consultant for fiscal 2012. Radford has served the Compensation Committee in this role since September 2006. The Compensation Committee may replace Radford or hire additional consultants at any time. The Compensation Committee retains sole authority to direct the work of Radford with respect to their work for the Compensation Committee. Synopsys pays the fees for the services provided by Radford to the Compensation Committee. In fiscal 2012, the services provided by Radford included:

•	Assisting in the selection of our peer group companies and applicable benchmarks;

•	Providing compensation survey data to benchmark NEO compensation;

•	Helping the Compensation Committee interpret compensation data;

•	Advising on the reasonableness and effectiveness of our NEO compensation levels and programs; and

•	Assisting in the review of the NEO compensation disclosure in this Proxy Statement.

In addition, in 2012 Radford conducted a detailed review of our cash and equity compensation plans compared to market practices among our peers, to provide an independent view of the risks associated with our compensation programs, including those for our NEOs.

In addition to the fees we paid Radford for services provided to our Compensation Committee, we also paid $41,000 in fees to Radford during fiscal 2012 for access by our Human Resources department to Radford’s general employee compensation benchmarking data. The Compensation Committee reviewed the access fees and determined that they did not constitute a conflict of interest or prevent Radford from being objective in its work for the Compensation Committee. In addition, Radford affirmed to the Compensation Committee that it had policies and procedures in place to prevent conflicts of interest from arising, that the access fees discussed above represented an insignificant percentage of Radford’s revenue, that the Radford advisor serving the Compensation Committee did not own Synopsys stock, and that it had no knowledge of any business or personal relationship between the Radford advisor and members of the Compensation Committee or our NEOs.

Peer Group Comparisons. Our Compensation Committee reviews compensation data from a specific group of companies that are similar to us in scale and organizational complexity to establish market-based guidelines for the compensation of our NEOs. For fiscal 2012, our Compensation Committee selected the peer group companies listed below because they: (1) were business or labor market competitors in the software (excluding gaming and e-commerce) or fabless semiconductor industries; (2) generated annual revenues between $700 million and $3 billion; (3) had a market capitalization between $2 billion and $12 billion; and (4) had approximately 2,000 to 10,000 employees. At the time of the selection, Synopsys had annual revenue of approximately $1.38 billion, a market capitalization of approximately $3.95 billion, and approximately 6,700 employees.

Altera Corporation	Autodesk, Inc.	BMC Software, Inc.
Cadence Design Systems, Inc.	Citrix Systems, Inc.	Cypress Semiconductor Corporation
KLA-Tencor Corporation	LAM Research Corporation	Linear Technology Corporation
LSI Corporation	Marvell Technology Group Ltd.	Mentor Graphics Corporation
Microchip Technology Inc.	Novellus Systems, Inc.(1)	Nuance Communications, Inc.
NVIDIA Corporation	Parametric Technology Corporation	Red Hat, Inc.

salesforce.com, Inc.	Trimble Navigation Ltd.	Xilinx, Inc.

(1)	Novellus Systems, Inc. was acquired by LAM Research Corporation on June 4, 2012.

Our Compensation Committee selected a range between the 50th and 60th percentiles of our peer group as a general guideline for fiscal 2012 NEO total direct compensation, total cash compensation, and equity compensation. With respect to the specific elements of cash compensation, the Compensation Committee used the 25th to 50th percentiles of our peer group to set NEO base salaries. Moreover, the Committee set the base salary of Dr. de Geus below the 25th percentile of peers. In selecting targets for our performance-based cash incentive compensation program, which are expressed as a percentage of base salary, the Compensation Committee set percentages above the 75th percentile of our peers. The Compensation Committee believes that offsetting a lower base salary with a higher performance-based cash compensation opportunity, especially in the case of Dr. de Geus, reinforces our commitment to pay for performance. Furthermore, as mentioned above, total cash compensation for our NEOs still remains generally targeted between the 50th and 60th percentiles of our peers.

Our Compensation Committee believes that peer group comparisons are useful guidelines to measure the competitiveness of our compensation practices. The Compensation Committee maintains discretion, however, to set levels of NEO compensation based upon distinguishing factors such as individual performance, an NEO’s level of experience and responsibilities, internal pay equity, the relative levels of compensation amongst NEOs, and our compensation budget.

Role of Management. Our Compensation Committee discusses NEO performance assessments and compensation targets with our Co-CEOs (though Dr. de Geus was our sole CEO at the start of fiscal 2012 and led the review of NEO performance for fiscal 2012, as described below in “Actual Fiscal 2012 NEO Compensation”), our Senior Vice President of Human Resources, and our Vice President of Compensation and Benefits. To assess Co-CEO performance, the Compensation Committee oversees a comprehensive assessment process facilitated by our Senior Vice President of Human Resources. We also have an executive compensation team that provides relevant compensation data derived from Radford’s survey data and background information and makes appropriate recommendations to help our Compensation Committee make effective decisions. No NEO is present for Compensation Committee decisions related to his individual compensation.

Annual Say-on-Pay Vote. Our stockholders have the opportunity to cast an annual advisory vote on our NEO compensation (say-on-pay vote) – see Proposal 3 on page 32 of this Proxy Statement. At each of the past two annual meetings, over 97% of the shares voted approved our NEO compensation. Although the vote is non-binding, the Compensation Committee considers the results of the say-on-pay vote when making compensation decisions, allowing our stockholders to provide input on our compensation philosophy, policies and practices.

Core Elements of NEO Total Direct Compensation

Our three core elements of NEO total direct compensation are base salary, a cash incentive payment and equity-based awards.

Base Salary. Base salaries compensate our NEOs for expected levels of day-to-day performance. Our Compensation Committee believes that base salaries should be determined by each individual’s role and responsibilities, our financial projections and budget for the coming year and historical salary levels. In addition, the Compensation Committee uses the 25th to 50th percentiles of our peer group as a general guideline for NEO base salaries, and uses a benchmark below the 25th percentile as a general guideline for the base salary of Dr. de Geus.

Cash Incentive Payment. We use annual cash incentive compensation to align NEO performance with the near-term financial interests of our stockholders. These cash incentive payments can be paid to NEOs only if we achieve our annual financial performance goals, which advance our long-term strategic plans. We grant cash incentive compensation opportunities under our 2006 Employee Equity Incentive Plan, as amended, which was most recently approved by our stockholders in fiscal 2012.

Executive Incentive Plan. Potential cash incentive payments are calculated pursuant to our Executive Incentive Plan—162(m) (EIP), which was approved by the Compensation Committee in January 2010. The EIP is designed to permit us to pay “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. It provides a formulaic, objective determination of cash incentive compensation and provides the Compensation Committee with discretion to reduce, but not to increase, potential cash incentive payments. The EIP caps actual cash incentive payments at the lesser of $2,000,000 or 200% of the NEO’s applicable target, regardless of the achievement level of our annual performance goals. The EIP requires the Compensation Committee to approve a target cash incentive payment, our annual performance goals and a payout matrix at the beginning of each fiscal year to calculate potential cash incentive payments.

Target Cash Incentive Payment. The target cash incentive payment is the amount of cash incentive compensation that our NEOs could earn if our financial performance goals for the fiscal year are achieved. Target cash incentive levels are expressed as a percentage of the NEO’s base salary. Our Compensation Committee has not changed target cash incentive levels for the past four fiscal years, with the exception of Mr. Cabrera’s target, which was increased from 60% to 70% in fiscal 2011 to bring it within the 50th to 60th percentile range of our peer companies. Our NEOs’ fiscal 2012 target cash incentive payments are below:

NEO	Target Cash Incentive Payment (% of Base Salary)
Aart J. de Geus	240%
Chi-Foon Chan	170%
Brian M. Beattie	125%
Joseph W. Logan	145%
Brian E. Cabrera	70%

Our Compensation Committee views cash incentive payments as a critical tool for implementing our pay-for-performance philosophy. The Compensation Committee compares each NEO’s target cash incentive opportunity against peer group benchmarks every year to confirm it creates a competitive and effective incentive. The Committee generally used percentages above the 75th percentile of our peer group as a guide in selecting target levels for fiscal 2012. For our NEOs, the target cash incentive opportunity offsets a base salary that is targeted at a lower peer group benchmark, generally the 25th to 50th percentile of peers and, for Dr. de Geus, below the 25th percentile. Our Compensation Committee believes this emphasis on performance-based compensation in the cash compensation mix for our NEOs reinforces our commitment to pay-for-performance and recognizes our NEOs’ key roles in guiding our performance. The Compensation Committee reviews these target award levels annually to ensure they provide adequate performance and retention incentives.

Performance Goals. The EIP requires our Compensation Committee to set annual performance goals based on revenue, operating margin, and revenue backlog. We must reach a high level of achievement of these goals, which the EIP refers to as Corporate Financial Goals, before any cash incentive payment may be earned. In addition, under the EIP, our Compensation Committee sets a further revenue backlog goal called a Revenue Predictability Goal that, if fully achieved, can increase NEO cash incentive payments through a multiplier. Our Compensation Committee believes the numbers it sets for each of these goals are challenging but not so unrealistic as to encourage excessive or unnecessary risk-taking. Our Corporate Financial Goals and Revenue Predictability Goal for fiscal 2012 are below:

Corporate Financial Goals	Fiscal 2012 Target
Current fiscal year revenue	Fiscal 2012 revenue: $1.660 billion
Current fiscal year non-GAAP operating margin(1)	Fiscal 2012 non-GAAP operating margin: 23.2%
Following fiscal year revenue backlog(2)	Fiscal 2013 revenue backlog: $1.251 billion
Revenue Predictability Goal	Fiscal 2012 Target
Second following fiscal year revenue backlog(2)	Fiscal 2014 revenue backlog: *(3)

(1)	Non-GAAP operating margin is GAAP operating margin adjusted to eliminate the effect of stock compensation, acquisition-related costs, amortization of intangible assets and certain unusual events.

(2)	Revenue backlog for a particular year is the portion of committed orders not yet recognized as revenue but that we expect to be recognized in that particular year, measured as of the end of the current fiscal year.

(3)	We consider our second-year revenue backlog target to be confidential, and the disclosure of this target would cause us competitive harm. In general, our Compensation Committee sets revenue backlog targets that it believes to be challenging but attainable in the absence of a further deterioration in macroeconomic conditions. In past fiscal years, revenue backlog targets were achieved in fiscal 2010 and 2011, but not in fiscal 2009.

The use of current fiscal year revenue and non-GAAP operating margin focuses our NEOs on current fiscal year performance, while the following two years of revenue backlog goals focus our NEOs on near-term future revenue and revenue predictability. We believe the exclusive use of corporate performance metrics, rather than a mix of corporate and individual metrics, fosters teamwork among our NEOs and reflects the importance of company-wide performance to stockholder value. We consider these performance metrics to be the best indicators of our financial performance and future prospects. Our Compensation Committee believes the consistent application of these measures, which have been used for five straight fiscal years, allows our NEOs to focus on sustained performance rather than short-term accomplishments.

Payout Matrix. Each year, our Compensation Committee approves a payout matrix that determines, within boundaries established by the EIP, what percentage of target cash incentive payments could be paid out at each level of achievement of our Corporate Financial Goals. The EIP requires a minimum average achievement of 90% of our Corporate Financial Goals before our NEOs can earn any cash incentive payment. Furthermore, according to the EIP, the payout matrix may not award more than 67.5% of a target payment for that 90% achievement threshold.

The EIP is structured in this way to provide a limited payment opportunity when performance goals are narrowly missed. We believe this limits our exposure to excessive risk-taking that can arise with “all or nothing” performance conditions. We believe this minimum 90% achievement level is well above, and therefore more demanding than, the minimum thresholds of our peer group. It is also 10% above the minimum achievement level for our broad-based employee incentive compensation plans.

For fiscal 2012, our Compensation Committee approved a payout matrix that allows our NEOs to earn 100% of their target cash incentive payments if we achieve an average of 100% of our Corporate Financial Goals, which is consistent with incentive compensation plans for our other employees. The following table provides excerpts from the fiscal 2012 payout matrix.

Fiscal 2012 Payout Matrix

Average Achievement of Corporate Financial Goals	Corporate Financial Payout Factor(1)
<90%	0%
90%	67.5%
100%	100%
103%	112.7%
≥125%	150%

(1)	We round our average achievement to the nearest quarter percent and use straight-line interpolation to calculate the exact payout factor for achievement levels that fall in between levels specified in the matrix. For example, if we achieve our Corporate Financial Goals at an average of 101.75% then the Corporate Financial Payout Factor is 107.39%.

Corporate Financial Payout Factor. To determine the Corporate Financial Payout Factor, we take the weighted-average achievement of our three Corporate Financial Goals and match the level of achievement to the corresponding percentage on the payout matrix (above). Each of the Corporate Financial Goals is equally weighted (i.e., 33.3% each) to encourage our NEOs to focus not only on current financial goals, but also the achievement of near-term future revenue.

Corporate Financial Goals (CFG) Multiplier. If we achieve a weighted average of greater than 100% of our Corporate Financial Goals, an additional multiplier will be applied to increase the potential cash incentive payment. The Compensation Committee believes that the CFG Multiplier encourages our NEOs to maximize their efforts to achieve outstanding results for our stockholders. The Compensation Committee reserves the right to reduce potential cash incentive payments to the extent of the CFG Multiplier in its sole discretion. For fiscal 2012, this CFG Multiplier was 1.10.

Revenue Predictability Payout Factor. If we achieve greater than 100% of our Revenue Predictability Goal, the EIP provides a Revenue Predictability Payout Factor, which is an additional multiplier expressed as a percentage. For fiscal 2012, if we achieved more than 100% of our Revenue Predictability Goal, then actual NEO variable cash incentive payments would be multiplied by a percentage ranging from 100% to 150%. Under-performance against the Revenue Predictability Goal does not decrease potential cash incentive payments. The Compensation Committee believes that the Revenue Predictability Payout Factor encourages our NEOs to maximize their efforts to achieve a stable and predictable future revenue stream.

EIP Payment Formula. The following formula demonstrates the calculation of the potential cash incentive payments after the completion of our fiscal year:

Actual Cash Incentive Payments. Actual cash incentive payments for a given fiscal year are only approved after the Compensation Committee has reviewed the potential cash incentive payment calculations and considered other material information not incorporated into the payout formula, such as the impact of acquisition activity for the year and individual performance. However, our Compensation Committee only has the ability to reduce potential cash incentive payments and in no event can actual cash incentive payments exceed the lesser of $2,000,000 or 200% of the NEO’s respective target cash incentive payment.

Equity-Based Awards. We believe that equity-based awards are an effective way to align the interests of our NEOs with the long-term interests of our stockholders. They provide a long-term retention incentive to our NEOs through the financial benefit received upon the achievement of business objectives that increase long-term stockholder value as well as through time-based vesting that requires the long-term service of an NEO to fully realize an award. Equity-based awards are granted under our 2006 Employee Plan. Currently, our Compensation Committee grants to our NEOs stock options with time-based vesting and performance-based restricted stock units (RSUs), which are eligible to vest only upon achievement of pre-established performance criteria, followed by time-based vesting.

The total number of equity awards granted to each NEO is based on an estimated target value. The Compensation Committee chooses a target value using a range of values between the 50th and 60th percentiles of our peer group for general guidance. The Compensation Committee also considers our financial projections and equity budget for the coming year, as well as each individual NEO’s role and responsibilities (to reflect internal pay equity between NEOs and our employees in general). To determine the estimated target value of stock option awards, we use a Black-Scholes option-pricing model. For performance-based RSUs, we assume 100% achievement of the RSUs’ performance component and use an estimated closing price for our common stock on the expected grant date. The grant date value of the equity awards does not represent the actual value that may be realized by an NEO upon vesting or exercise of such awards.

After choosing the target value for each NEO’s equity awards, the Compensation Committee seeks to allocate the value roughly equally between stock options and RSUs. The Compensation Committee believes this ratio is appropriate because it encourages our NEOs to focus both on near-term results (through the performance component of the RSUs) and long-term value creation (through contributions to sustained increases in our stock price). To determine the actual number of stock option shares and RSU shares to be granted, the Compensation Committee currently uses a ratio of three stock option shares to each RSU share. Therefore, our NEOs receive approximately three times as many stock option shares as RSU shares, which the Compensation Committee believes is within current standard market practice and represents an approximate ratio between the fair value of our stock options and RSUs, based upon a Black-Scholes calculation.

Stock Options. Our Compensation Committee believes that stock options are an important form of long-term incentive compensation because they are only valuable if our stock price increases over time. As a result, our NEOs’ interests are directly linked to our long-term business objectives through the appreciation of our stock price. The Compensation Committee sets the exercise price of stock options at the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of a pre-scheduled Compensation Committee meeting at which the stock option is granted, as described in more detail in “Equity Grant Timing Policy,” below. Stock options generally vest based on continued service over four years.

Performance-Based RSUs. The Compensation Committee believes that RSUs further align the interests of our NEOs with the interests of our stockholders because the value of each RSU increases or decreases directly with our stock price. Additionally, the grant date value of one share of stock subject to an RSU is just over three times greater than the value of one share of stock subject to a stock option using the valuation principles described above, which allows us to better manage stockholder dilution by awarding fewer RSUs relative to stock options. In line with our overall philosophy of pay for performance, the Compensation Committee only grants RSUs that are subject to performance criteria, except in the event of new hire, promotional or special recognition awards. In fiscal 2012, there were no new hire, promotional or special recognition awards for our NEOs.

Each year, the Compensation Committee selects a non-GAAP net income goal for performance-based RSUs. (Non-GAAP net income is GAAP net income adjusted for stock compensation expense, acquisition-related costs, amortization of intangible assets and certain unusual events.) Our fiscal 2012 goal was non-GAAP net income of $279.9 million. The Compensation Committee uses non-GAAP net income because it is an important measure of our success that is distinct from other metrics used in our EIP, such as revenue and operating margin.

Each performance-based RSU grant is made at the maximum amount of shares that can be earned if we fully achieve our non-GAAP net income goal. The actual number of shares that are earned and eligible to vest depends on the level of achievement of our goal. Achievement below 95% results in the cancellation of the entire award:

Percentage Achievement of RSU Non-GAAP Net Income Performance Goal

(1)	If we achieve between 95% and 100% of our performance goal, then between 50% and 100% of the RSU award is earned and eligible to vest. The exact amount of shares earned is calculated by linear interpolation.

(2)	100% of the RSU award is earned and eligible to vest if we achieve 100% or more of our performance goal. No additional shares are earned if we exceed our performance goal.

The Compensation Committee rewards performance levels between 95% and 100% to provide our NEOs with a partial stock award for substantially achieving our non-GAAP net income goal. The Compensation Committee believes this limits excessive risk-taking that can be encouraged by a single “all or nothing” performance condition.

Such performance-based RSUs remain subject to time-based vesting. If the performance goal is achieved, only 25% of the earned RSU shares vest. The remaining earned RSU shares vest annually over the following three years, provided the NEO continues to remain employed by Synopsys, which encourages retention and long-term focus.

Actual Fiscal 2012 NEO Compensation

In fiscal 2012, approximately 91% of the actual direct compensation of Dr. de Geus, our highest-paid NEO and sole CEO at the beginning of fiscal 2012, was performance-based, and approximately 85% of the actual direct compensation of our other NEOs was performance-based. We achieved a weighted average of 110.4% of our Corporate Financial Goals under our EIP, and exceeded the Revenue Predictability Goal by more than 35%, thus helping create greater stability for future revenue streams. Our over-achievement of company goals surpassed our over-achievement in fiscal 2011. As a result, all of our NEOs other than Dr. de Geus earned more cash compensation than in fiscal 2011.

As in fiscal 2011, Dr. de Geus requested that the Compensation Committee reduce his cash incentive payment in order to maintain parity with our executive team. The Compensation Committee honored his request and thus Dr. de Geus received the same cash incentive payment as in fiscal 2011.

Base Salary. The Compensation Committee did not increase NEO base salaries for fiscal 2012, with the exception of Mr. Cabrera’s base salary, which was increased by 8.6% to bring it within the 25th to 50th percentiles of our peer group, consistent with our general compensation philosophy for base salaries. The Compensation Committee kept base salaries flat for our other NEOs because the Committee believed they remained appropriate for each NEO’s role and responsibilities and remained within or below the 25th to 50th percentile range. Our philosophy uses this range as a guideline for fixed cash compensation in order to emphasize the role of performance-based compensation in our NEOs’ total cash compensation mix.

Cash Incentive Payment. Our achievement against our EIP performance goals in fiscal 2012 was as follows:

Corporate Financial Goals	Weight	Fiscal 2012 Target	Fiscal 2012 % Achieved
Fiscal 2012 revenue	33.33%	$1.660 billion	105.8%
Fiscal 2012 non-GAAP operating margin	33.33%	23.2%	101.8%
Fiscal 2013 revenue backlog(1)	33.34%	$1.251 billion	123.7%
Revenue Predictability Goal		Fiscal 2012 Target	Fiscal 2012 % Achieved
Fiscal 2014 revenue backlog(1)	—	*(2)	135.7%

(1)	Revenue backlog for a particular year is the portion of committed orders not yet recognized as revenue but that we expect to be recognized in that particular year, measured as of the end of the current fiscal year.

(2)	We consider our second-year revenue backlog target to be confidential, and the disclosure of this target would cause us competitive harm. In general, our Compensation Committee sets revenue backlog targets that it believes to be challenging but attainable in the absence of a further deterioration in macroeconomic conditions.

In December 2012, the Compensation Committee met with Dr. de Geus to discuss the fiscal 2012 performance of each of the other NEOs and the calculation of potential cash incentive payments. Based on our overachievement of EIP performance goals, the calculation of cash incentive payments using the EIP’s payment formula would have yielded awards of 200% of each NEO’s target payment, which is the capped limit of the EIP plan. However, in order to meet budgetary goals, the Compensation Committee, with management’s recommendation, reduced EIP awards below this level. The Compensation Committee agreed with Dr. de Geus’ recommendations regarding cash incentive payment amounts and his assessment of the individual contributions of our other NEOs. As a result, the Compensation Committee determined the following:

Dr. Chi-Foon Chan, Co-Chief Executive Officer and President—Dr. Chan continued to lead our technology business and field organization to numerous successes, including critical customer wins and renewals, substantial technology innovations, particularly in addressing challenges presented by cutting-edge integrated circuit designs such as those for the 20-nanometer technology node, and continued market expansion in Asia, especially Taiwan. In addition, Dr. Chan led us in the closing and successful integration of several acquisitions for the year. Dr. Chan was also named Co-CEO in fiscal 2012. Both Dr. de Geus as well as our Compensation Committee sought to recognize the achievements of Dr. Chan in this new role for over half the year. Therefore, the Compensation Committee, at the recommendation of Dr. de Geus, made Dr. Chan’s actual cash incentive payment identical to that of Dr. de Geus. Both Co-CEO’s target cash incentive payment levels under the EIP will be the same going forward, as discussed in more detail in “Fiscal 2013 Target NEO Compensation Decisions,” below.

Brian Beattie, Chief Financial Officer—Under Mr. Beattie’s leadership, we delivered better than expected earnings per share performance, helped by his careful expense management in fiscal 2012. Our operating cash flow exceeded our original expectations for fiscal 2012. In addition, Mr. Beattie prudently managed our cash in a year that saw us complete more than $1 billion in acquisitions. Mr. Beattie oversaw our entry into new revolving credit and term loan facilities, our borrowings under the facilities in order to help fund our acquisitions, and our ultimate repayment of our borrowings under the revolving credit facility. He also led the complex financial integration effort for our acquired companies, which included foreign companies that do not utilize U.S. generally accepted accounting principles.

Joseph Logan, Senior Vice President of Worldwide Sales—Mr. Logan and his global sales force delivered revenue and revenue backlog significantly above plan in a business environment that continued to be unstable. Mr. Logan led his organization to integrate newer technologies from numerous acquisitions concluded throughout the last few years and to promote the value from our existing suite of platforms and tools. Mr. Logan maintained our field organization’s focus on solving customer problems and accelerating innovative design.

Brian Cabrera, Vice President, General Counsel and Corporate Secretary—Under Mr. Cabrera’s leadership, we closed nine strategic transactions in fiscal 2012. Mr. Cabrera successfully guided our acquisition of Magma Design Automation, Inc. through antitrust review before the Federal Trade Commission and led our acquisition of SpringSoft, Inc. through the Taiwan governmental approval process. In addition, under Mr. Cabrera’s leadership, we continued to advance our principled approach to corporate governance and compliance, with Mr. Cabrera serving as our Chief Ethics and Compliance Officer, and to expand our patent portfolio.

Aart J. de Geus, Co-Chief Executive Officer and Chairman of the Board of Directors—At the December meeting, the Compensation Committee further concluded, after a comprehensive assessment that included feedback from our other independent directors, that Dr. de Geus had provided outstanding leadership in fiscal 2012, exceeding our financial goals, growing our core business, and expanding into adjacent markets. Dr. de Geus had previously requested that his potential cash incentive payment, which was calculated to be $2,000,000 based on the achievement of our fiscal 2012 performance goals, be reduced by $500,000 in order to maintain greater parity with his executive team and our overall workforce. Dr. de Geus continues to believe that our success is built on teamwork and, accordingly, he requested that 25% of his potential incentive payment be reallocated to employees other than our NEOs. The Compensation Committee honored his request. In addition, as described in more detail in “Fiscal 2013 Target NEO Compensation Decisions,” below, Dr. de Geus recommended that he receive the same salary, cash incentive payment target, and equity grants as Dr. Chan, and that both Co-CEOs be measured as an executive unit so that our Co-CEO structure can build on our past successes and continue to reinforce our strong belief in collaboration with both individual and shared accountability.

After careful consideration, the Compensation Committee approved the following fiscal 2012 cash incentive payments for Dr. de Geus and our other NEOs:

Name	Target Cash Incentive Payment	Actual Cash Incentive Payment
Aart J. de Geus	$1,200,000	$1,500,000
Chi-Foon Chan	$765,000	$1,500,000
Brian M. Beattie	$500,000	$935,000
Joseph W. Logan	$517,940	$1,035,880
Brian E. Cabrera	$247,100	$462,077

Equity-Based Awards. The following table shows the grant date fair value of the stock options and performance-based RSUs granted to our NEOs in fiscal 2012, as well as the number of RSU shares that were earned and became eligible to vest based on our achievement against our RSU performance goal. We reported $315.5 million in non-GAAP net income in fiscal 2012, 112.7% of our fiscal 2012 RSU performance goal of $279.9 million. As a result, the maximum amount of performance-based RSU shares were earned and became eligible to vest, and 25% of those eligible shares vested in December 2012.

In terms of grant date fair value, equity compensation remained relatively flat for most of our NEOs over fiscal 2011. The value of Dr. Chan’s equity grant increased by approximately 28% over fiscal 2011. The Compensation Committee awarded Dr. Chan a larger number of stock options and performance-based RSUs in fiscal 2012 in order to reduce the gap in overall compensation between him and Dr. de Geus, reflecting his critical leadership position within the company. The value of Mr. Cabrera’s equity grant increased by approximately 13% over fiscal 2011. His stock option and performance-based RSU grant was increased by the Compensation Committee in fiscal 2012, in order to bring his equity compensation closer to the 50th to 60th percentile of our peer group in line with our compensation philosophy.

NEO	Stock Options(1)	Maximum RSU Shares	Actual RSU Shares Earned and Eligible for Vesting(2)	Grant Date Fair Value of Equity Awards
Aart J. de Geus	200,000	66,700	66,700	$3,359,355
Chi-Foon Chan	140,000	46,700	46,700	$2,351,825
Brian M. Beattie	55,000	18,300	18,300	$922,648
Joseph W. Logan	55,000	18,300	18,300	$922,648
Brian E. Cabrera	35,000	11,700	11,700	$588,648

(1)	Stock options vest in 1/16th increments every three months over a period of four years, as long as the NEO provides continuous service to us.

(2)	The RSU performance goal was achieved at 112.7%, and accordingly 25% of the maximum RSU shares vested on December 12, 2012. The remaining 75% of the maximum RSU shares is scheduled to vest in three equal annual installments beginning on December 8, 2013, as long as the NEO provides continuous service to us.

Other Benefits

General Health and Welfare Benefits. Our NEOs are eligible to participate in a variety of employee benefit plans on the same terms as our other employees, including medical, dental and vision care plans, life and disability insurance, our tax-qualified 401(k) plan, and our Employee Stock Purchase Plan. We believe these benefits are consistent with benefits provided by our peer group and help us to attract and retain high quality executives.

Perquisites & Other Benefits. In fiscal 2012, Synopsys celebrated its 25th anniversary. As part of this celebration, each of our NEOs received a gift worth approximately $200. In addition, Dr. de Geus, a founder of Synopsys, was also presented with a gift worth approximately $2,010 to commemorate his 25 years of service with Synopsys. We reward all of our employees, not just NEOs, with gifts for lengthy service to recognize their loyalty and long-term contributions. In general, however, the Compensation Committee does not provide perquisites or other special executive benefits to our NEOs. In no event are gifts to NEOs grossed-up for tax purposes.

Deferred Compensation Plans. In 1996, the Compensation Committee established a deferred compensation program that allows our NEOs and other highly compensated individuals to save a portion of their compensation on a tax-deferred basis. We offer this program in order to remain competitive with a number of our peer companies and because the tax benefit it offers comes at a relatively low cost to us. The program is currently administered through two deferred compensation plans (one of which is “grandfathered” and closed to new participants). Pursuant to these plans, our NEOs and other highly compensated employees may elect to defer up to 50% of their respective base salary and up to 100% of their respective cash incentive compensation. Distributions from the deferred compensation plans are generally payable upon termination of employment and are made over five to 15 years or as a lump sum, at the option of the participant. We do not make any matching or discretionary contributions to the plans, there are no guarantees or minimum returns on investments, and undistributed amounts under the plans are subject to the claims of our creditors.

Severance and Change of Control Benefits

Executive Change of Control Severance Benefit Plan. For the benefit of certain key executives, we maintain an Executive Change of Control Severance Benefit Plan (Severance Plan), which was approved by our Board of Directors in March 2006 and amended in December 2008. Each of our NEOs is covered under the Severance Plan, except Drs. de Geus and Chan, whose benefits are described below. The Severance Plan is designed to provide for limited cash and equity benefits in the event an executive’s employment is terminated in connection with a change of control. By providing limited compensation certainty to our executives, the Compensation Committee believes we are better able to retain the focused services of our executives during a change of control transaction, which helps maintain company-wide business stability during a potentially volatile period. The Compensation Committee believes the benefits provided by the Severance Plan are comparable to the benefits offered by our peer group, which allows us to attract top executives and maintain a consistent management team.

The Severance Plan only provides benefits to an eligible executive in the event of: (1) an involuntary termination of the executive’s employment without cause during the period 30 days before or 12 months after a change of control; or (2) a constructive termination of the executive’s employment within 12 months after a change of control. The Severance Plan does not provide benefits if the executive’s employment is terminated voluntarily or for cause. The terms change of control, involuntary termination without cause, and constructive termination are defined in the Severance Plan. To receive benefits, the executive must sign a release and severance agreement and, upon written request, enter into an 18-month non-competition agreement. We are not required to pay any tax gross-up amounts under the Severance Plan. In addition, any benefits provided under the Severance Plan are subject to immediate termination, or recovery, under certain circumstances, such as a breach of our proprietary information or confidentiality agreements, a breach of our non-solicitation and non-compete agreements, or interference with our existing business relationships.

Our potential payment obligations under the Severance Plan are described in the section titled “Potential Payments Upon Termination or Change of Control” below on page 62 of this Proxy Statement.

Severance and Change of Control Arrangements for Dr. Aart de Geus and Dr. Chi-Foon Chan. We provide severance and change of control benefits to Drs. de Geus and Chan in their respective employment agreements, which were entered into in October 1997 and amended in March 2006 and June 2008. Drs. de Geus and Chan are not eligible to participate in the Severance Plan described above. As with our other NEOs, we believe that these cash and equity severance benefits are reasonable and help promote stability, retain the focused services of Drs. de Geus and Chan in the event of a change of control transaction, and are comparable to the benefits provided by our peer group to similarly situated executives.

The severance and change of control provisions are the same for each agreement. Benefits are only provided in the event of: (1) an involuntary termination of employment without cause within 24 months following a change of control; (2) a voluntary resignation of employment for good reason within 24 months following a change of control; or (3) in the case of severance benefits, an involuntary termination of employment without cause or voluntary resignation for good reason. The terms change of control, involuntary termination, cause, and good reason are defined in the agreements. To receive benefits, Drs. de Geus and Chan must sign a waiver and release of claims. We are not required to pay any tax gross-up amounts under these agreements. These agreements also provide that certain cash benefits payable in connection with an involuntary termination (apart from a change of control) will not be paid if Dr. de Geus or Dr. Chan, as applicable, engage in misconduct, including unauthorized disclosure of our trade secrets or confidential information or willful violations of our written policies, within six months of termination.

Our potential payment obligations under the employment agreements of Drs. de Geus and Chan are described in the section titled “Potential Payments Upon Termination or Change of Control” below on page 62 of this Proxy Statement.

Equity Plans. If we are acquired or involved in a similar corporate transaction, and the surviving company does not assume, replace or otherwise continue all of our outstanding equity awards, our equity incentive plans generally provide that such awards will fully vest. Corporate transactions under the plans generally include a sale or other disposition of more than 50% of our outstanding securities, a sale or other disposition of substantially all of our assets, a merger or consolidation in which we are not the surviving company, or a merger or consolidation in which we are the surviving company but our outstanding shares are converted into other property. We provide this benefit to all employees who hold equity awards under our plans to promote the stability and focused service of our workforce during a potentially uncertain time. Our Compensation Committee believes this benefit encourages our employees to work diligently towards the completion of a transaction that would potentially maximize stockholder value, even when our employees’ own equity awards would not survive the transaction.

Other Policy Considerations

Stock Ownership Guidelines. Our Compensation Committee has maintained stock ownership guidelines since fiscal 2003 to further align the interests of our senior management with those of our stockholders. Under our current guidelines, individuals employed in certain specified positions are encouraged to achieve the recommended stock ownership level within four years. The stock ownership recommendations related to our NEOs are: Dr. de Geus – 50,000 shares; Dr. Chan, as Co-CEO – 50,000 shares; Mr. Beattie – 10,000 shares; Mr. Logan – 10,000 shares; and Mr. Cabrera – 7,500 shares. As of January 11, 2013, each of our NEOs held the recommended number of shares.

Equity Grant Timing Policy. We generally grant equity awards to executives at the beginning of each fiscal year at a Compensation Committee meeting that is typically scheduled more than a year in advance. For stock option grants, the Compensation Committee sets the exercise price at the closing price of our common stock on the NASDAQ Global Select Market on the date of the meeting. We generally plan to hold the meeting within two weeks after the release of our financial results so that the option exercise price reflects a fully-informed market price. In the event the meeting falls before the release of our financial results, the Compensation Committee will approve the stock option grants prior to the release of our results but set the exercise price to be the market closing price on the second trading day following the release.

Burn Rate. Each fiscal year, the Compensation Committee approves an annual gross equity budget to closely manage our equity compensation share reserve and stockholder dilution. The Compensation Committee tries to ensure that our gross burn rate approximates the average rate for our peer group as well as the software and services industry in general. Our gross burn rate for each of the last several years was well within the guidelines recommended by Institutional Shareholder Services (ISS).

Tax Deductibility of NEO Compensation. Section 162(m) of the Internal Revenue Code generally limits the amount of NEO compensation we may deduct for annual federal income tax purposes to $1 million for our NEOs. However, compensation which qualifies as “performance-based” under Section 162(m) is excluded from the $1 million limit. Our EIP is designed to permit us to pay “performance-based” compensation. Although our Compensation Committee considers the deductibility of the compensation it awards, it retains the flexibility to award compensation that is consistent with our objectives even if it does not qualify for a tax deduction.

Clawback Policy. In December 2008, our Board of Directors adopted a Compensation Recovery Policy, which allows us to recover or “clawback” compensation paid to covered employees under certain circumstances. Pursuant to the policy, we may require a covered employee to return all or a portion of any compensation paid or received after January 1, 2009, if: (1) the compensation was based on the achievement of financial results, and the results were the subject of a substantial restatement of our financial statements as filed with the Securities and Exchange Commission; and (2) less compensation would have been earned by the employee based on the restated financial results. Our Board of Directors has the sole authority to enforce this policy, and it is limited by applicable law. Each of our NEOs is subject to our Compensation Recovery Policy.

No Hedging Transactions. Our insider trading policy prohibits our employees, including our NEOs, and directors from engaging in hedging transactions in our common stock.

No Pledging. Our insider trading policy prohibits our employees, including our NEOs, and directors from holding our common stock in a margin account or pledging it as collateral for a loan.

Fiscal 2013 Target NEO Compensation Decisions

Our overall compensation philosophy for fiscal 2013 did not deviate from our philosophy for fiscal 2012, which is described above in “Our Compensation Philosophy.” The Compensation Committee continued to use the 50th to 60th percentiles of our peer group as a general guideline for fiscal 2013 NEO total direct compensation, total cash compensation, and equity compensation. In all, performance-based compensation is targeted at approximately 90% percent of total direct compensation for our Co-CEOs and remains targeted at 80% for our other NEOs in fiscal 2013.

The Compensation Committee increased the target direct compensation for Dr. Chan to fit his new role as our Co-Chief Executive Officer. Dr. Chan had been promoted to Co-CEO in May 2012 but requested that the Compensation Committee defer any changes to his compensation until fiscal 2013.

The Compensation Committee set Co-CEO compensation equally for fiscal 2013, taking into account Dr. de Geus’ request that the Co-CEOs be treated as an executive unit. The Compensation Committee also examined Radford research on compensation at other companies that use a Co-CEO leadership model, which reported that for each core element of compensation, Co-CEOs were paid equally in most instances. Dr. de Geus recommended to the Compensation Committee that they reduce his pay in order to assist the Committee in deciding to compensate our Co-CEOs equally. The Compensation Committee accepted Dr. de Geus’ request, and as a result, Dr. de Geus’ target cash compensation decreased by 5.9% for fiscal 2013. Dr. Chan’s base salary increased by 11.1% and his target cash compensation increased by 31.7%, as explained in further detail below.

Regarding our other NEOs, the Compensation Committee increased the base salary of Mr. Logan by 6.3% to remain competitive with peers and bring it within benchmarking range, but otherwise did not change target cash compensation for our other NEOs.

Base Salaries. The Compensation Committee elected to increase Dr. Chan’s base salary by 11.1% to match Dr. de Geus’ base salary, in order to account for Dr. Chan’s promotion to Co-CEO. The Compensation Committee approved an increase of just over 6% for Mr. Logan’s base salary to ensure competitiveness with his peers. All other NEO base salaries remain the same in fiscal 2013.

Cash Incentive Payments. The Compensation Committee increased Dr. Chan’s target cash incentive payment, and partially offset this by decreasing Dr. de Geus’ target payment, so that both Co-CEOs will have a target payment of 220% of base salary for fiscal 2013. Otherwise, the targets for our NEOs did not change from fiscal 2012, as the Compensation Committee believed they provided an appropriate level of incentive and remained consistent with our compensation philosophy.

The Compensation Committee also continued to use the financial performance metrics in the EIP in setting performance goals for fiscal 2013. Our Compensation Committee believes the fiscal 2013 EIP performance goals are realistic but not easily achievable.

Equity-based Awards. The Compensation Committee approved equity grants to our NEOs for fiscal 2013. The grants were split approximately equally between stock options and RSUs based on grant date fair value, with one RSU considered by the Compensation Committee to be approximately equivalent in value to three stock options, slightly lower than valuations of our option grants using Black-Scholes valuation methodology. All awards are subject to time-based vesting. The RSU awards are further subject to a performance condition that, as in past practice, is based on a non-GAAP net income goal. Our Compensation Committee believes that the RSU performance goal is realistically possible to achieve but still challenging.

The table below summarizes the equity awards granted to our NEOs for fiscal 2013. Dr. Chan’s awards were increased relative to last year as a result of his promotion to Co-CEO. Dr. de Geus recommended a decrease to his individual grant level so that both Co-CEOs would have the same grant level for fiscal 2013, and the Compensation Committee approved the change.

NEO	Stock Options	Maximum RSU Shares(1)
Aart J. de Geus	160,000	53,300
Chi-Foon Chan	160,000	53,300
Brian M. Beattie	55,000	18,300
Joseph W. Logan	60,000	20,000
Brian E. Cabrera	32,500	10,800

(1)	This column represents the maximum number of RSU shares eligible to vest. The actual number that becomes eligible to vest is based upon the achievement level of our fiscal 2013 non-GAAP net income goal

Conclusion

We remain strongly committed to our pay for performance philosophy. As a result of the compensation program described above, the majority of each NEO’s compensation depends upon the achievement of our business goals and increasing stockholder value. Our Compensation Committee gives careful consideration to each core element of direct compensation for each NEO. The Compensation Committee believes our NEO compensation program is effective in advancing our goals, reasonable in light of the programs of our peers, and responsible in encouraging our NEOs to work for real innovation, business growth and outstanding stockholder returns, without promoting unnecessary or excessive risks.

Compensation Risk Assessment

Our Compensation Committee aims to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, in late 2012, our Compensation Committee conducted an assessment of our compensation arrangements, including those for our NEOs. The assessment process included, among other things, a review of our (1) compensation philosophy, (2) compensation at peer group companies, (3) our compensation mix and (4) the terms and payments under our cash and equity-based incentive plans. Our Compensation Committee also asked Radford, its independent compensation consultant, to perform a detailed review of our cash and equity-based compensation plans in comparison to market practices.

In its review, among other factors, our Compensation Committee considered the following:

•

Our revenue model and our cash incentive plan encourage our employees to focus on creating a stable, predictable stream of revenue over multiple years, rather than focusing on current year revenue at the expense of succeeding years.

•	The Compensation Committee believes that the allocation of compensation among our core compensation elements effectively balances short-term performance and long-term performance.

•

Our cash and equity-based incentive awards focus on both near-term and long-term goals and, in the case of equity-based incentive awards, provide for compensation over a four-year period, to ensure that our NEOs remain focused on our performance beyond the immediate fiscal year.

•	The performance goals for our cash and equity-based incentive awards use a variety of performance metrics, which diversifies the risk associated with any one metric or aspect of performance.

•

Our cash and equity-based incentive awards contain a range of performance levels and payouts to discourage executives from taking risky actions to meet a single target with an all-or-nothing result of compensation or no compensation.

•	Our EIP caps cash incentive payments at a maximum award size. In addition, the Compensation Committee retains negative discretion to reduce our NEOs’ incentive payments under the plan.

•	Our cash incentive payments and equity awards are subject to a clawback policy to recover compensation in the event of a substantial financial restatement.

•	Our executives are encouraged to hold a meaningful number of shares of our common stock pursuant to our stock ownership policy.

Based upon this assessment, our Compensation Committee believes that our company wide compensation policies and practices are reasonable and encourage appropriate behaviors without creating risks that are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table shows compensation awarded to, paid to, or earned by each of our executive officers, which consist of our Co-Chief Executive Officers, Chief Financial Officer and our two other executive officers (collectively, NEOs), for services performed during fiscal 2012, fiscal 2011 and fiscal 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)(2)
Aart J. de Geus	2012	$500,000	$—	$1,844,255	$1,515,100	$1,500,000	(3)	$2,646	(4)	$5,362,001
Co-Chief Executive Officer and Chairman of the Board of Directors	2011	$500,000	$—	$1,771,552	$1,436,660	$1,500,000	(5)	$1,500	(6)	$5,209,712
	2010	$500,000	$—	$1,278,710	$1,085,948	$1,500,000	(7)	$1,500	(6)	$4,366,158
Chi-Foon Chan	2012	$450,000	$—	$1,291,255	$1,060,570	$1,500,000	(3)	$1,680	(8)	$4,303,505
Co-Chief Executive Officer and President	2011	$450,000	$—	$1,017,248	$826,080	$1,450,000	(5)	$1,500	(6)	$3,744,828
	2010	$450,000	$—	$840,800	$714,048	$1,334,160	(7)	$1,674	(9)	$3,340,682
Brian M. Beattie	2012	$400,000	$—	$505,995	$416,653	$935,000	(3)	$2,742	(10)	$2,260,390
Chief Financial Officer	2011	$400,000	$—	$486,048	$395,082	$860,000	(5)	$2,050	(11)	$2,143,180
	2010	$400,000	$—	$420,400	$357,024	$800,000	(7)	$1,800	(11)	$1,979,224
Joseph W. Logan	2012	$357,200	$—	$505,995	$416,653	$1,035,880	(3)	$1,500	(6)	$2,317,228
Senior Vice President, Worldwide Sales	2011	$357,200	$—	$486,048	$395,082	$942,800	(5)	$1,500	(6)	$2,182,630
	2010	$357,200	$—	$420,400	$357,024	$903,287	(7)	$1,500	(6)	$2,039,411
Brian E. Cabrera	2012	$353,000	$—	$323,505	$265,143	$462,077	(3)	$1,500	(6)	$1,405,225
Vice President, General Counsel and Corporate Secretary	2011	$325,000	$—	$286,848	$233,457	$400,000	(5)	$1,500	(6)	$1,246,805
	2010	$325,000	$—	$245,934	$208,264	$292,500	(7)	$1,500	(6)	$1,073,198

(1)	The amounts shown for stock awards and option awards represent the aggregate grant date fair value of such awards granted to the NEOs in fiscal 2012, fiscal 2011 and fiscal 2010 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation, excluding the effect of forfeitures. For each award, the grant date fair value is calculated using the closing price of our common stock on the grant date and, in the case of performance-based restricted stock unit awards, assuming 100% probability of achievement of performance conditions as of the grant date. These amounts do not represent the actual value that may be realized by the NEO upon vesting or exercise of such awards. For information on the assumptions used to calculate the value of the awards, refer to Note 9 to the consolidated financial statements contained in our 2012 Annual Report on Form 10-K.
(2)	Amounts exclude non-qualified deferred compensation earnings because we do not regard the returns from the investment alternatives selected by the executive for such earnings to be above-market or preferential as they are consistent with the types of investment opportunities generally provided to our employees under our tax-qualified 401(k) plan and Synopsys does not supplement or guarantee the returns on amounts deferred.
(3)	Amount consists of cash-based incentive compensation earned for the achievement of performance objectives approved by our Compensation Committee for fiscal 2012 pursuant to our Executive Incentive Plan-162(m).
(4)	Amount consists of $1,500 in matching contributions made by Synopsys under our tax-qualified 401(k) plan, which provides for broad-based U.S. employee participation, $846 in matching contributions made by Synopsys to Dr. de Geus’ health savings account at the same rate as for our other employees who enroll in this health plan, and $300 relating to matching charitable contributions made by The Synopsys Foundation on behalf of Dr. de Geus as part of a broad-based charitable matching program available to all U.S. Synopsys employees.

(5)	Amount consists of cash-based incentive compensation earned for the achievement of performance objectives approved by our Compensation Committee for fiscal 2011 pursuant to our Executive Incentive Plan-162(m).
(6)	Amount consists of matching contributions made by Synopsys under our tax-qualified 401(k) plan, which provides for broad-based U.S. employee participation.
(7)	Amount consists of cash-based incentive compensation earned for the achievement of performance objectives approved by our Compensation Committee for fiscal 2010 pursuant to our Executive Incentive Plan-162(m).
(8)	Amount consists of $1,500 in matching contributions made by Synopsys under our tax-qualified 401(k) plan, which provides for broad-based U.S. employee participation, as well as $180 relating to matching charitable contributions made by The Synopsys Foundation on behalf of Dr. Chan as part of a broad-based charitable matching program available to all U.S. Synopsys employees.
(9)	Amount consists of $1,500 in matching contributions made by Synopsys under our tax-qualified 401(k) plan, which provides for broad-based U.S. employee participation, and $174 of tax reimbursement related to a 20-year employment anniversary gift given to any employee that has been employed with us for 20 years.
(10)	Amount consists of $1,500 in matching contributions made by Synopsys under our tax-qualified 401(k) plan, which provides for broad-based U.S. employee participation, $692 in matching contributions made by Synopsys to Mr. Beattie’s health savings account at the same rate as for our other employees who enroll in this health plan, and $550 relating to matching charitable contributions made by The Synopsys Foundation on behalf of Mr. Beattie as part of a broad-based charitable matching program available to all U.S. Synopsys employees.
(11)	Amount consists of $1,500 in matching contributions made by Synopsys in fiscal 2011 and fiscal 2010 under our tax-qualified 401(k) plan, which provides for broad-based U.S. employee participation, as well as $550 in fiscal 2011 and $300 in fiscal 2010 relating to matching charitable contributions made by The Synopsys Foundation on behalf of Mr. Beattie as part of a broad-based charitable matching program available to all U.S. Synopsys employees.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in fiscal 2012 to our NEOs, including cash awards and equity awards. The equity awards to our NEOs in fiscal 2012 were granted under our 2006 Employee Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/ Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)

Name	Grant Date	Threshold ($)	Target (#)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Aart J. de Geus	12/8/2011	$810,000	$1,200,000	$2,000,000	—	—	—	—	—	$—	$—
	12/8/2011	$—	$—	$—	33,350	66,700	66,700	—	—	$—	$1,844,255
	12/8/2011	$—	$—	$—	—	—	—	—	200,000	$27.65	$1,515,100
Chi-Foon Chan	12/8/2011	$516,375	$765,000	$1,530,000	—	—	—	—	—	$—	$—
	12/8/2011	$—	$—	$—	23,350	46,700	46,700	—	—	$—	$1,291,255
	12/8/2011	$—	$—	$—	—	—	—	—	140,000	$27.65	$1,060,570
Brian M. Beattie	12/8/2011	$337,500	$500,000	$1,000,000	—	—	—	—	—	$—	$—
	12/8/2011	$—	$—	$—	9,150	18,300	18,300	—	—	$—	$505,995
	12/8/2011	$—	$—	$—	—	—	—	—	55,000	$27.65	$416,653
Joseph W. Logan	12/8/2011	$349,610	$517,940	$1,035,880	—	—	—	—	—	$—	$—
	12/8/2011	$—	$—	$—	9,150	18,300	18,300	—	—	$—	$505,995
	12/8/2011	$—	$—	$—	—	—	—	—	55,000	$27.65	$416,653
Brian E. Cabrera	12/8/2011	$166,793	$247,100	$494,200	—	—	—	—	—	$—	$—
	12/8/2011	$—	$—	$—	5,850	11,700	11,700	—	—	$—	$323,505
	12/8/2011	$—	$—	$—	—	—	—	—	35,000	$27.65	$265,143

(1)	Represents possible cash awards for fiscal 2012 under the EIP. Cash awards paid to NEOs under the EIP are dependent on the achievement of certain performance targets, as well as the level of achievement. The amounts listed under the “Threshold” column represent the cash awards payable to NEOs under the EIP at a 90% weighted-average achievement of the Corporate Financial Goals described in “Compensation Discussion and Analysis” beginning on page 33 under the section titled “Cash Incentive Payment.” Pursuant to the EIP, if the weighted-average achievement of the Corporate Financial Goals is below 90%, no cash awards are paid. The amounts listed under the “Target” column represent the cash awards payable in fiscal 2012 at a 100% weighted-average achievement of the Corporate Financial Goals. The amounts listed under the “Maximum” column represent the maximum cash awards payable, which for each NEO equal the lesser of $2 million or 200% of the NEO’s target variable cash incentive compensation. Actual cash awards paid to the NEOs for fiscal 2012 are reported in the Summary Compensation Table on page 52 under the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents stock awards that are eligible to vest only upon achievement of pre-established performance goals. Such awards are granted as restricted stock units and are converted into an equivalent number of shares of our common stock following vesting. The vesting criterion for the target award was the achievement of $279.9 million of non-GAAP net income for fiscal 2012, as further described in “Compensation Discussion and Analysis” beginning on page 33 under the section titled “Equity-Based Awards.” The amounts listed under the “Target” and “Maximum” columns represent the stock awards eligible to vest if 100%, or more than 100%, respectively, of such non-GAAP net income target is achieved. The amounts listed under the “Threshold” column represent the stock awards eligible to vest if 95% of the non-GAAP net income target is achieved. If less than 95% of the non-GAAP net income target is achieved, no stock awards are eligible to vest. As the target vesting criterion was achieved at more than 100%, 25% of each respective maximum award vested on December 12, 2012, and the remaining 75% of each respective award is scheduled to vest in three equal annual installments beginning on December 8, 2013, so long as the NEO provides continuous services to us.

(3)

  1/16th of such non-statutory stock options vested on the three month anniversary of the grant date and will continue vesting as to   1/16th quarterly thereafter, so long as the NEO provides continuous services to us.

(4)	Represents the closing price of our common stock as reported on the NASDAQ Global Select Market on December 8, 2011, the effective date of grant of the awards described in note (3) above.
(5)	Represents the fair value of the stock and option awards on the grant date. These amounts do not represent the actual value that may be realized by the NEO upon vesting or exercise of such awards. For information on the assumptions used to calculate the fair value of the option awards, refer to Note 9 to the consolidated financial statements contained in our 2012 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table summarizes the number of securities underlying outstanding equity awards for our NEOs as of November 3, 2012, the end of fiscal 2012:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Aart J. de Geus	2/25/2003	16,500	—		—	$20.460000	2/25/2013	—		$—	—		$—
	5/27/2003	16,600	—		—	$29.280000	5/27/2013	—		$—	—		$—
	8/26/2003	11,500	—		—	$33.295000	8/26/2013	—		$—	—		$—
	12/10/2003	26,800	—		—	$32.670000	12/10/2013	—		$—	—		$—
	2/24/2004	11,700	—		—	$29.880000	2/24/2014	—		$—	—		$—
	5/26/2004	9,300	—		—	$29.870000	5/26/2014	—		$—	—		$—
	12/5/2006	163,000	—		—	$26.090000	12/5/2013	—		$—	—		$—
	12/10/2007	175,000	—		—	$27.140000	12/10/2014	—		$—	—		$—
	12/10/2008	230,000	10,000	(2)	—	$17.640000	12/10/2015	—		$—	—		$—
	12/10/2008	—	—		—	$—	—	19,950	(3)	$649,373	—		$—
	12/4/2009	125,469	57,031	(4)	—	$21.020000	12/4/2016	—		$—	—		$—
	12/4/2009	—	—		—	$—	—	30,416	(5)	$999,041	—		$—
	12/9/2010	87,500	112,500	(6)	—	$26.560000	12/9/2017	—		$—	—		$—
	12/9/2010	—	—		—	$—	—	50,025	(7)	$1,628,314	—		$—
	12/8/2011	37,500	162,500	(8)	—	$27.650000	12/8/2018	—		$—	—		$—
	12/8/2011	—	—		—	$—	—	—		$—	66,700	(9)	$2,171,085
Chi-Foon Chan	5/27/2003	15,200	—		—	$29.280000	5/27/2013	—		$—	—		$—
	8/26/2003	10,500	—		—	$33.295000	8/26/2013	—		$—	—		$—
	12/10/2003	22,600	—		—	$32.670000	12/10/2013	—		$—	—		$—
	2/24/2004	9,600	—		—	$29.880000	2/24/2014	—		$—	—		$—
	5/26/2004	7,700	—		—	$29.870000	5/26/2014	—		$—	—		$—
	12/10/2007	16,667	—		—	$27.140000	12/10/2014	—		$—	—		$—
	12/10/2008	48,750	5,417	(2)	—	$17.640000	12/10/2015	—		$—	—		$—
	12/10/2008	—	—		—	$—	—	10,825	(3)	$352,354	—		$—
	12/4/2009	45,012	37,500	(4)	—	$21.020000	12/4/2016	—		$—	—		$—
	12/4/2009	—	—		—	$—	—	20,000	(5)	$651,000	—		$—
	12/9/2010	35,937	64,688	(6)	—	$26.560000	12/9/2017	—		$—	—		$—
	12/9/2010	—	—		—	$—	—	28,725	(7)	$934,999	—		$—
	12/8/2011	26,250	113,750	(8)	—	$27.650000	12/8/2018	—		$—	—		$—
	12/8/2011	—	—		—	$—	—	—		$—	46,700	(9)	$1,520,085
Brian M. Beattie	12/10/2007	60,000	—		—	$27.140000	12/10/2014	—		$—	—		$—
	12/10/2008	1,666	3,334	(2)	—	$17.640000	12/10/2015	—		$—	—		$—
	12/10/2008	—	—		—	$—	—	6,650	(3)	$216,458	—		$—
	12/4/2009	41,250	18,750	(4)	—	$21.020000	12/4/2016	—		$—	—		$—
	12/4/2009	—	—		—	$—	—	10,000	(5)	$325,500	—		$—
	12/9/2010	24,062	30,938	(6)	—	$26.560000	12/9/2017	—		$—	—		$—
	12/9/2010	—	—		—	$—	—	13,725	(7)	$446,749	—		$—
	12/8/2011	10,312	44,688	(8)	—	$27.650000	12/8/2018	—		$—	—		$—
	12/8/2011	—	—		—	$—	—	—		$—	18,300	(9)	$595,665

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Joseph W. Logan	12/5/2006	40,000	—		—	$26.090000	12/5/2013	—		$—	—		$—
	12/10/2007	35,000	—		—	$27.140000	12/10/2014	—		$—	—		$—
	12/10/2008	71,875	3,125	(2)	—	$17.640000	12/10/2015	—		$—	—		$—
	12/10/2008	—	—		—	$—	—	6,250	(3)	$203,438	—		$—
	12/4/2009	41,250	18,750	(4)	—	$21.020000	12/4/2016	—		$—	—		$—
	12/4/2009	—	—		—	$—	—	10,000	(5)	$325,500	—		$—
	12/9/2010	24,062	30,938	(6)	—	$26.560000	12/9/2017	—		$—	—		$—
	12/9/2010	—	—		—	$—	—	13,725	(7)	$446,749	—		$—
	12/8/2011	10,312	44,688	(8)	—	$27.650000	12/8/2018	—		$—	—		$—
	12/8/2011	—	—		—	$—	—	—		$—	18,300	(9)	$595,665
Brian E. Cabrera	12/5/2006	30,000	—		—	$26.090000	12/5/2013	—		$—	—		$—
	12/10/2007	28,000	—		—	$27.140000	12/10/2014	—		$—	—		$—
	12/10/2008	5,833	1,459	(2)	—	$17.640000	12/10/2015	—		$—	—		$—
	12/10/2008	—	—		—	$—	—	2,900	(3)	$94,395	—		$—
	12/4/2009	6,562	10,938	(4)	—	$21.020000	12/4/2016	—		$—	—		$—
	12/4/2009	—	—		—	$—	—	5,850	(5)	$190,418	—		$—
	12/9/2010	14,219	18,281	(6)	—	$26.560000	12/9/2017	—		$—	—		$—
	12/9/2010	—	—		—	$—	—	8,100	(7)	$263,655	—		$—
	12/8/2011	6,562	28,438	(8)	—	$27.650000	12/8/2018	—		$—	—		$—
	12/8/2011	—	—		—	$—	—	—		$—	11,700	(9)	$380,835

(1)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our common stock of $32.55 on November 2, 2012, the last trading day of fiscal 2012, as reported on the NASDAQ Global Select Market.
(2)

Option vests at a rate of   1/16th on the third monthly anniversary of the grant date and  1/48th  per month thereafter, so long as the NEO provides continuous services to us. Accordingly, 6.25% of the underlying shares for these stock options became exercisable on March 10, 2009 and approximately 2% became exercisable each month thereafter until fully vested subsequent to fiscal year end on December 10, 2012.

(3)	These stock awards are granted as restricted stock units and are converted into an equivalent number of shares of our common stock following vesting. Such stock awards were eligible to vest only upon achievement of pre-established performance goals, namely the achievement of $232.0 million of non-GAAP net income for fiscal 2009. This goal was achieved, and accordingly, 25% of the target awards vested on December 4, 2009, December 8, 2010, and December 23, 2011, respectively, and the remaining 25% vested subsequent to the fiscal year end on December 8, 2012.
(4)

Option vests at a rate of   1/16th on the third monthly anniversary of the grant date and  1/16th  per quarter thereafter, so long as the NEO provides continuous services to us. Accordingly, 6.25% of the underlying shares for these stock options became exercisable on March 4, 2010 and approximately 6.25% became and, so long as the NEO provides continuous services to us, will become, exercisable quarterly thereafter until fully vested on December 4, 2013.

(5)

These stock awards are granted as restricted stock units and are converted into an equivalent number of shares of our common stock following vesting. Such stock awards were eligible to vest only upon achievement of pre-established performance goals, namely the achievement of $228.0 million of non-GAAP net income for fiscal 2010. This goal was achieved and, accordingly, 25% of the target awards vested on December 3, 2010, December 23, 2011, and subsequent to fiscal year end on December 8, 2012, respectively, and the remaining 25% are scheduled to vest on December 8, 2013, so long as the NEO provides continuous services to us.
(6)

Option vests at a rate of   1/16th on the third monthly anniversary of the grant date and  1/16th  per quarter thereafter, so long as the NEO provides continuous services to us. Accordingly, 6.25% of the underlying shares for these stock options became exercisable on March 9, 2011 and approximately 6.25% became and, so long as the NEO provides continuous services to us, will become, exercisable quarterly thereafter until fully vested on December 9, 2014.

(7)	These stock awards are granted as restricted stock units and are converted into an equivalent number of shares of our common stock following vesting. Such stock awards were eligible to vest only upon achievement of pre-established performance goals, namely the achievement of $248.8 million of non-GAAP net income for fiscal 2011. This goal was achieved and, accordingly, 25% of the target awards vested on December 23, 2011 and subsequent to fiscal year end on December 8, 2012, respectively, and the remaining 50% are scheduled to vest in two equal annual installments beginning on December 8, 2013, so long as the NEO provides continuous services to us.
(8)

Option vests at a rate of   1/16th on the third monthly anniversary of the grant date and  1/16th  per quarter thereafter, so long as the NEO provides continuous services to us. Accordingly, 6.25% of the underlying shares for these stock options became exercisable on March 8, 2012 and approximately 6.25% became and, so long as the NEO provides continuous services to us, will become, exercisable quarterly thereafter until fully vested on December 8, 2015.

(9)	These stock awards are granted as restricted stock units and are converted into an equivalent number of shares of our common stock following vesting. Such stock awards were eligible to vest only upon achievement of pre-established performance goals, namely the achievement of $279.9 million of non-GAAP net income for fiscal 2012 as further described in the “Equity-Based Awards” discussion in the Compensation Discussion and Analysis section beginning on page 33. This goal was achieved and, accordingly, 25% of the target awards vested subsequent to the fiscal year end, on December 12, 2012, and the remaining 75% are scheduled to vest in three equal annual installments beginning on December 8, 2013, so long as the NEO provides continuous services to us.

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information with respect to all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by our NEOs during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Aart J. de Geus	447,000	$3,511,499	72,833	$1,989,798
Chi-Foon Chan	608,579	$4,747,483	41,400	$1,131,048
Brian M. Beattie	121,000	$957,450	23,100	$631,092
Joseph W. Logan	35,772	$346,932	20,075	$548,449
Brian E. Cabrera	23,338	$265,315	12,025	$328,523

(1)	The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.
(2)	Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. Synopsys withholds shares for tax purposes and the NEO actually receives a smaller number of shares.
(3)	The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

Non-Qualified Deferred Compensation

We maintain a non-qualified deferred compensation program for a select group of management and highly compensated employees so that an eligible employee may elect, on a prospective basis, to defer the receipt of a portion of the compensation they receive from us. The program is administered under two plans: the Synopsys Deferred Compensation Plan (Deferred Compensation Plan I) and the Synopsys Amended and Restated Deferred Compensation Plan II (Deferred Compensation Plan II). The amount of earnings (or losses) that accrue to a participant’s account under either the Deferred Compensation Plan I or the Deferred Compensation Plan II depends on the performance of investment alternatives selected by the participant. The investment alternatives under both plans consist of various investment funds that are generally consistent with the investment opportunities provided to our employees under our 401(k) plan, which are selected and monitored by our Deferred Compensation Plans Committee. Therefore, we do not regard the returns from these investment alternatives as above-market or preferential. We do not supplement or guarantee the returns on amounts deferred under either plan. We have entered into a trust agreement, with a third party provider acting as trustee, to hold certain funds in connection with the program. All funds held in the trust are subject to the claims of our creditors.

The Deferred Compensation Plan I administers the elective deferrals made by eligible employees, including Dr. Chan, prior to January 1, 2005. No further contributions may be made to the Deferred Compensation Plan I; however, gains and losses and distributions and withdrawals continue to be processed on existing account balances in accordance with the terms of the Deferred Compensation Plan I as of December 31, 2004. All accrued balances maintained under the Deferred Compensation Plan I are fully vested. Amounts may be withdrawn from the plan pursuant to elections made by the participants in accordance with the terms of the Deferred Compensation Plan I, including elective withdrawals subject to a 10% forfeiture.

The Deferred Compensation Plan II was originally adopted in 2005 in order to comply with Section 409A of the Internal Revenue Code, and currently allows the deferral by eligible employees of up to 50% of salary and 100% of cash incentive compensation. All account balances maintained under the Deferred Compensation Plan II are currently fully vested. However, we may, at our discretion, make contributions in the future toward participant balances, and those contributions may be made subject to vesting. To date, no such contributions have been made. Amounts may be withdrawn or distributed from the Deferred Compensation Plan II through pre-scheduled payments or upon death, retirement, disability, separation from service or a change in control of Synopsys, as elected in advance by the plan participant in accordance with the terms of the plan. Payments may be made in the form of a lump sum payment or installments.

The following table provides certain information regarding our NEOs’ participation under the Deferred Compensation Plans I and II:

Name	Executive Contributions in Fiscal 2012 ($)(1)		Synopsys, Inc. Contributions in Fiscal 2012 ($)	Aggregate Earnings in Fiscal 2012 ($)(2)		Aggregate Withdrawals/ Distributions in Fiscal 2012 ($)	Aggregate Balance at End of Fiscal 2012 ($)
Aart J. de Geus	$—		$—	$—		$—	$—
Chi-Foon Chan	$—		$—	$302,009	(3)	$—	$4,397,862	(4)
Brian M. Beattie	$430,000	(5)	$—	$125,533	(6)	$—	$1,612,114	(7)
Joseph W. Logan	$—		$—	$—		$—	$—
Brian E. Cabrera	$—		$—	$4,779	(6)	$—	$66,584	(8)

(1)	All contributions in fiscal 2012 were made under the Deferred Compensation Plan II.
(2)	Earnings from these investments are not reported as compensation in the Summary Compensation Table on page 52.

(3)	All of these aggregate earnings were accrued under the Deferred Compensation Plan I.
(4)	At end of fiscal 2012, the entire aggregate balance was subject to the Deferred Compensation Plan I and did not include any compensation reported in the Summary Compensation Table.
(5)	Consists of $430,000 of cash incentive compensation reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for services performed in fiscal 2011 although paid in fiscal 2012.
(6)	All aggregate earnings were accrued under the Deferred Compensation Plan II as of the end of fiscal 2012.
(7)	Includes (a) $430,000 of cash incentive compensation reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for services performed in fiscal 2011 although paid in fiscal 2012 and (b) $200,000 of cash incentive compensation reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column for services performed in fiscal 2010 although paid in fiscal 2011. The entire aggregate balance at the end of fiscal 2012 was subject to the Deferred Compensation Plan II.
(8)	Includes (a) $2,500 of salary reported in the Summary Compensation Table under the “Salary” column for services performed in fiscal 2011 and (b) $16,250 of salary reported in the Summary Compensation Table under the “Salary” column for services performed in fiscal 2010. The entire aggregate balance at the end of fiscal 2012 was subject to the Deferred Compensation Plan II.

Potential Payments upon Termination of Employment or Change of Control

Set forth below is a description of potential payments to our NEOs upon a termination of employment or a change of control. For additional information regarding the arrangements for such payments, please also refer to the “Severance and Change of Control Benefits” discussion in the Compensation Discussion and Analysis section beginning on page 33.

Potential Payments upon Involuntary Termination of Employment in Connection with a Change of Control

The table below outlines the potential payments and benefits payable to each NEO in the event of the NEO’s involuntary termination in connection with a change in control of Synopsys, as if the involuntary termination in connection with a change of control had occurred as of November 3, 2012, the last day of fiscal 2012. The payments set forth below are payable to Dr. de Geus and Dr. Chan pursuant to their employment agreements and to Mr. Beattie, Mr. Cabrera and Mr. Logan pursuant to the Executive Change of Control Severance Benefit Plan.

In the event of an involuntary termination of their respective employment other than for cause within 24 months following a change of control of Synopsys, Dr. de Geus and Dr. Chan are each entitled to receive: (1) a lump-sum cash payment equal to two times his base compensation for the current fiscal year or the immediately preceding fiscal year, whichever is greater; (2) a lump-sum cash payment equal to two times his target cash incentive payment for the current fiscal year or, if there is no target cash incentive payment in effect for the current fiscal year, the highest target cash incentive payment in the preceding three fiscal years; (3) the estimated cash value of his health care premiums for 18 months, payable in a lump sum; and (4) full acceleration of all unvested stock options and other equity awards. Dr. de Geus and Dr. Chan must sign a release in order to receive benefits should a qualifying termination occur. Pursuant to their respective employment agreements, no benefits are paid if the employment termination is voluntary or for cause.

Mr. Beattie, Mr. Cabrera and Mr. Logan participate in the Executive Change of Control Severance Benefit Plan, which provides for benefits if the executive’s employment with us is terminated without cause within 30 days before or 12 months after a change of control or there is a constructive termination of the executive’s employment within 12 months after a change of control. The benefits consist of: (1) a cash severance payment equal to one year of base salary, payable in four equal quarterly payments; (2) one to two times the executive’s target cash incentive payment, depending upon the timing of the termination within our fiscal year, payable in four equal quarterly payments; (3) a lump-sum cash payment equal to the estimated cost of health care premiums for 12 months; and (4) full acceleration of all unvested stock options and other equity awards held by the executive at the time of termination. An executive must sign a severance agreement and a release and, upon the written request of Synopsys or the surviving corporation in the change of control, enter into an 18-month non-competition agreement in order to receive benefits should a qualifying termination occur. The plan does not provide any benefits if the executive’s employment termination is voluntary or for cause.

Name	Salary Continuation	Cash-Based Incentive Award		Continuation of Health & Welfare Benefits	Intrinsic Value of Unvested Stock Awards(1)	Intrinsic Value of Unvested Option Awards(1)
Aart J. de Geus	$1,000,000	$2,400,000		$12,403	$5,438,812	$2,276,792
Chi-Foon Chan	$900,000	$1,530,000		$15,305	$3,458,438	$1,457,999
Brian M. Beattie	$400,000	$1,008,219	(2)	$10,204	$1,584,371	$670,187
Joseph W. Logan	$357,200	$1,044,394	(2)	$19,271	$1,571,351	$667,071
Brian E. Cabrera	$353,000	$498,262	(2)	$19,271	$929,303	$396,718

(1)	Amounts represent the intrinsic value of accelerated restricted stock units and stock options based upon the closing price per share of our common stock on November 2, 2012, the last trading day of fiscal 2012, of $32.55 as reported on the NASDAQ Global Select Market.
(2)	Our last day of fiscal 2012 was Saturday, November 3, 2012. The Executive Change of Control Severance Benefit Plan provides for participants to receive their target cash incentive payment plus a prorated portion of such payment based on how much of our fiscal year has elapsed when the termination occurs. Accordingly, for purposes of determining the amount of cash-based incentive award payable to each respective NEO in the event of his termination in connection with a change of control as November 3, 2012, the NEO would be entitled to approximately 2.02 times his target cash incentive payment, given that he would have worked the entirety of fiscal 2012 as of such date and that fiscal 2012 was a 53-week fiscal year for us. In a more typical, 52-week fiscal year, the NEO would be entitled to 2.0 times his target cash incentive payment.

Potential Payments upon a Change of Control

Pursuant to our equity plans, all of our employees receive full acceleration of the vesting of any unvested stock options or stock awards in the event that such equity awards are not assumed, continued or substituted by the surviving or acquiring company following a change of control of Synopsys. The table below outlines the potential payments and benefits payable to each NEO in the event of a change in control of Synopsys in which equity awards are not assumed, continued or substituted, as if the change of control had occurred as of November 3, 2012, the last day of fiscal 2012. Vesting acceleration of equity awards in the event that such equity awards are not assumed, continued or substituted is the only benefit provided to our NEOs in the event of a change of control in which the executive is not involuntarily terminated.

Name	Salary Continuation	Cash-Based Incentive Award	Continuation of Health & Welfare Benefits	Intrinsic Value of Unvested Stock Awards(1)	Intrinsic Value of Unvested Option Awards(1)
Aart J. de Geus	$—	$—	$—	$5,438,812	$2,276,792
Chi-Foon Chan	$—	$—	$—	$3,458,438	$1,457,999
Brian M. Beattie	$—	$—	$—	$1,584,371	$670,187
Joseph W. Logan	$—	$—	$—	$1,571,351	$667,071
Brian E. Cabrera	$—	$—	$—	$929,303	$396,718

(1)	Amounts represent the intrinsic value of accelerated restricted stock units and stock options based upon the closing price per share of our common stock on November 2, 2012, the last trading day of fiscal 2012, of $32.55 as reported on the NASDAQ Global Select Market.

Potential Payments upon Involuntary Termination of Employment

Dr. de Geus and Dr. Chan are the only NEOs who are entitled to severance benefits in the event their employment is involuntarily terminated not in connection with a change of control. No benefits are paid if their termination is for cause or is a voluntary termination without good reason. “Cause” and “good reason” are defined in Dr. de Geus and Dr. Chan’s respective employment agreements. The table below outlines the potential amounts payable to each NEO in the event of such an involuntary termination, as if such event had occurred as of November 3, 2012, the last day of fiscal 2012. Pursuant to their respective employment agreements, Dr. de Geus and Dr. Chan would each receive: (1) a lump-sum cash payment equal to his base compensation during the fiscal year or immediately preceding fiscal year, whichever is greater; (2) a lump-sum cash payment equal to the target cash incentive payment then in effect or, if there is no target cash incentive payment in effect for such year, the highest target cash incentive payment in the three preceding years provided he does not engage in certain conduct for six months following the termination date; and (3) the estimated cash value of his health care premiums for 12 months, payable in a lump sum. Dr. de Geus and Dr. Chan must sign a release in order to receive benefits should a qualifying termination occur.

Name	Salary Continuation	Cash- Based Incentive Award	Continuation of Health & Welfare Benefits	Intrinsic Value of Unvested Stock Awards	Intrinsic Value of Unvested Option Awards
Aart J. de Geus	$500,000	$1,200,000	$8,269	$—	$—
Chi-Foon Chan	$450,000	$765,000	$10,204	$—	$—
Brian M. Beattie	$—	$—	$—	$—	$—
Joseph W. Logan	$—	$—	$—	$—	$—
Brian E. Cabrera	$—	$—	$—	$—	$—

Director Compensation

Our non-employee directors are compensated for serving on our Board. We do not pay our employees who serve on our Board of Directors any additional compensation for Board membership. Our Compensation Committee, with the assistance of a compensation consultant it has determined to be objective and free of conflicts of interest, reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of cash compensation and equity awards. We also reimburse directors for out-of-pocket expenses for travel to Board meetings pursuant to our Corporate Travel Policy.

Cash. We pay non-employee directors an annual retainer of $125,000 for serving on our Board. We also pay a per meeting fee to members of the Audit Committee of our Board of Directors equal to $2,000 per committee meeting ($4,000 for the Audit Committee chair), up to an annual maximum of $8,000 ($16,000 for the Audit Committee chair). The retainers and meeting fees are paid in advance in four equal payments at our regularly scheduled quarterly Board meetings.

Equity. Non-employee directors are eligible to receive equity awards under the 2005 Non-Employee Directors Equity Incentive Plan. The plan provides for automatic grants of equity awards to non-employee members of our Board upon their initial appointment or election, and upon their re-election each year.

Initial Awards—New non-employee directors receive (1) an initial stock option for 30,000 shares, vesting in equal installments on the date preceding each of the first four annual stockholders’ meetings following the grant date, subject to continued Board service through each vesting date and (2) if appointed to our Board less than eleven months since the most recent annual meeting of stockholders, an “interim award,” in the form of stock options, representing an annual award prorated for the period of time remaining until the next annual meeting of stockholders.

Annual Awards—Each re-elected non-employee director receives an annual award comprised of either a stock option grant, a restricted stock grant or a combination of both, as determined by our Board each year. The annual award has an aggregate total “fair value” on the date of grant equal to the annual cash retainer of $125,000 described above. To the extent the annual award is in the form of a stock option, the award vests in 36 equal monthly installments after the grant date, subject to continued Board service. To the extent the annual award is in the form of restricted stock, the award vests in three equal annual installments on the day before each of the three annual meetings of stockholders immediately following the grant date, subject to continued Board service. In the event of a change of control or similar transaction, the vesting of unvested grants will generally accelerate unless assumed by the successor company. Our Board of Directors elected to receive restricted stock for the annual award for fiscal 2012 and, as a result, we issued 4,027 shares of restricted stock to each non-employee director.

The following table sets forth a summary of the compensation paid to our non-employee directors for services in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Alfred Castino	$133,000	(3)	$124,998	$—	$257,998
Bruce R. Chizen	$125,000		$124,998	$—	$249,998
Deborah A. Coleman	$141,000	(4)	$124,998	$—	$265,998
Chrysostomos L. “Max” Nikias	$125,000		$124,998	$—	$249,998
John G. Schwarz	$125,000		$124,998	$—	$249,998
Roy Vallee	$133,000	(5)	$124,998	$—	$257,998
Steven C. Walske	$125,000		$124,998	$—	$249,998

(1)	These amounts represent the aggregate grant date fair values, computed in accordance with ASC Topic 718, Compensation—Stock Compensation, of restricted stock awards issued pursuant to the 2005 Non-Employee Directors Equity Incentive Plan. The grant date fair value of these awards is calculated using the closing price of our common stock of $31.04 on the grant date multiplied by the 4,027 shares granted to each non-employee director. These amounts do not represent the actual value that may be realized by the director upon vesting of such awards. For information on the assumptions used to calculate the value of the awards, refer to Note 9 to the consolidated financial statements contained in our 2012 Annual Report on Form 10-K. Such stock awards vest in three equal annual installments on the day before each of the three annual meetings of stockholders immediately following the grant date. At the end of fiscal 2012, our non-employee directors held the following aggregate numbers of unvested restricted stock awards: Mr. Castino – 8,904 shares; Mr. Chizen – 8,904 shares; Ms. Coleman – 8,904 shares; Dr. Nikias – 4,027 shares; Mr. Schwarz – 8,904 shares; Mr. Vallee – 8,904 shares; and Mr. Walske – 8,904 shares.
(2)	At the end of fiscal 2012, our non-employee directors held the following aggregate numbers of outstanding option awards: Mr. Castino – 40,751 shares; Mr. Chizen – 70,000 shares; Ms. Coleman – 70,000 shares; Dr. Nikias – 42,147 shares; Mr. Schwarz – 40,751 shares; Mr. Vallee – 70,000 shares; and Mr. Walske – 70,000 shares.
(3)	Includes $8,000 paid to Mr. Castino, an Audit Committee member, for attendance at Audit Committee meetings in fiscal 2012.
(4)	Includes $16,000 paid to Ms. Coleman, the Audit Committee chair, for attendance at Audit Committee meetings in fiscal 2012.
(5)	Includes $8,000 paid to Mr. Vallee, an Audit Committee member, for attendance at Audit Committee meetings in fiscal 2012.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, the Compensation Committee consisted of Bruce R. Chizen (Chair), Chrysostomos L. “Max” Nikias and Steven C. Walske. None of the members of the Compensation Committee is an officer or employee of Synopsys, and none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE

Bruce R. Chizen, Chair

Chrysostomos L. “Max” Nikias

Steven C. Walske

*	This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plans as of November 3, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
	(in thousands, except price per share amounts)
Equity Compensation Plans Approved by Stockholders	12,542	(3)	$25.26	13,571	(4)
Equity Compensation Plans Not Approved by Stockholders	788	(5)	$22.58	—

Total	13,330		$25.04	13,571

(1)	The weighted-average exercise price does not include outstanding restricted stock units, which have no exercise price.
(2)	These numbers exclude the shares listed under the column heading “Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(3)	Includes 3.6 million shares of common stock issuable upon vesting of restricted stock units under the 2006 Employee Plan and 8.9 million shares of common stock issuable upon exercise of outstanding stock options granted under the 2006 Employee Plan, the 2005 Non-Employee Directors Equity Incentive Plan, the 1994 Non-Employee Directors Stock Option Plan and the 1992 Stock Option Plan.
(4)	Comprised of (a) 7.4 million shares remaining available for issuance under the 2006 Employee Plan, (b) 0.3 million shares remaining available for issuance under the 2005 Non-Employee Directors Equity Incentive Plan, and (c) 5.9 million shares remaining available for issuance under the Employee Stock Purchase Plan as of November 3, 2012 (of which up to 2.0 million shares were subject to purchase during the purchase period that was on-going as of November 3, 2012).
(5)	Comprised of shares issuable upon the exercise of outstanding stock options under our 1998 Non-Statutory Stock Option Plan and 2005 Assumed Stock Option Plan, which were not required to be approved by stockholders pursuant to the rules of the NASDAQ Global Select Market in effect at the time. These plans were terminated as to future grants in April 2006. Does not include the following shares from various plans assumed in connection with acquisitions of other companies: (i) 0.5 million shares of common stock issuable upon exercise of outstanding stock options and stock appreciation rights, with a weighted-average exercise price of $17.33 per share, and (ii) 0.3 million shares of common stock issuable upon vesting of restricted stock units. No shares remain available for future issuance under these acquired plans.

A description of the 1998 Non-Statutory Stock Option Plan and 2005 Assumed Stock Option Plan follows:

1998 Non-Statutory Stock Option Plan. Under our 1998 Non-Statutory Stock Option Plan (referred to in this Proxy Statement as the 1998 Plan), 50,295,546 shares of common stock were originally authorized for issuance. Pursuant to the 1998 Plan, our Board of Directors could grant nonqualified stock options to employees or consultants, excluding executive officers. Exercisability, option price and other terms were determined by our Board but the option price could not be less than 100% of the fair market value of those shares on the grant date. Stock options granted under the 1998 Plan generally vested over a period of four years and expire seven to ten years from the date of grant. As of November 3, 2012, there were 740,890 shares subject to stock options outstanding under the 1998 Plan. The 1998 Plan was terminated as to future grants in connection with the approval of the 2006 Employee Plan.

2005 Assumed Stock Option Plan. Under our 2005 Assumed Stock Option Plan (referred to in this Proxy Statement as the 2005 Plan), an aggregate of 3,427,529 shares of common stock were originally authorized for issuance. Pursuant to the 2005 Plan, the Compensation Committee of our Board of Directors or its designee could grant nonqualified stock options to employees or consultants of Synopsys who either were (1) not employed by Synopsys or any of our subsidiaries prior to May 11, 2005 or (2) providing services to Nassda Corporation (or any subsidiary corporation thereof) prior to May 11, 2005 and employed by Synopsys after the acquisition closing date. Exercisability, option price and other terms were determined by our Board but the option price could not be less than 100% of the fair market value of those shares on the grant date. Stock options granted under the 2005 Plan generally vested over a period of four years and expire seven to ten years from the date of grant. As of November 3, 2012, there were 47,367 shares subject to stock options outstanding under the 2005 Plan. The 2005 Plan was terminated as to future grants in connection with the approval of the 2006 Employee Plan.

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected KPMG LLP, our independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2013. KPMG LLP has audited our consolidated financial statements since fiscal 1992. As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for fiscal 2013.

We expect that a KPMG LLP representative will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Ratification of the selection of KPMG LLP requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and voting on this Proposal 4, vote “For” this Proposal 4. Abstentions will not be counted as either votes cast “For” or “Against” this Proposal 4. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nevertheless, our Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of Synopsys and our stockholders.

Our Board of Directors Recommends that You Vote “FOR” the Ratification of the Selection of KPMG LLP to Serve as Our Independent Registered Public Accounting Firm for Fiscal 2013

Fees and Services of Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and fees billed for all other services rendered by KPMG LLP during the following fiscal years.

	Fiscal Year Ended
	Nov. 3, 2012	Oct. 29, 2011
	(in thousands)
Audit fees	$3,667	$2,699
Audit-related fees(1)	$570	$59
Tax fees(2)	$188	$34

Total fees	$4,425	$2,792

(1)	Consists of fees for due diligence services.
(2)	Consists of fees for assistance with international tax compliance services relating to certain foreign subsidiaries.

Audit Committee Pre-Approval Policies and Procedures

As required by Section 10A(i)(1) of the Exchange Act, all audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to our independent registered public accounting firm which are subsequently ratified by the Audit Committee (referred to in this Proposal 4 as the De Minimis Exception). In addition, pursuant to Section 10A(i)(3) of the Exchange Act, as amended, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services, provided the Chairperson subsequently reports the details of the services to the full Audit Committee. None of the non-audit services performed by KPMG LLP during fiscal 2012 or fiscal 2011 were performed pursuant to the De Minimis Exception.

Audit Committee Report*

Communications with Management and Independent Registered Public Accounting Firm

The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with KPMG LLP, Synopsys’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG LLP and reviewed KPMG LLP’s independence from Synopsys, including whether KPMG LLP’s provision of non-audit services was compatible with that independence.

Recommendation Regarding Financial Statements

Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our Board that Synopsys’ audited fiscal 2012 financial statements be included in our 2012 Annual Report on Form 10-K.

AUDIT COMMITTEE

Deborah A. Coleman, Chair

Alfred Castino

Roy Vallee

*	This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 11, 2013 by (1) each person known by us to beneficially own more than five percent of our common stock outstanding on that date, (2) each of our directors, (3) each of our NEOs, and (4) all of our directors and executive officers as a group. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number		Percentage Ownership(2)
Entities associated with Dodge & Cox	20,792,261	(3)	13.70%
555 California Street, 40th Floor San Francisco, CA 94104
Entities associated with Ameriprise Financial, Inc.	14,528,482	(4)	9.57%
145 Ameriprise Financial Center Minneapolis, MN 55474
Entities associated with FMR LLC	10,778,517	(5)	7.10%
82 Devonshire Street Boston, MA 02109
Entities associated with Blackrock, Inc.	10,285,928	(6)	6.78%
40 E. 52nd Street New York, NY 10022
Brian M. Beattie, Chief Financial Officer	187,942	(7)	*
Brian E. Cabrera, Vice President, General Counsel and Corporate Secretary	22,085	(8)	*
Alfred Castino, Director	70,079	(9)	*
Chi-Foon Chan, Co-Chief Executive Officer and President	502,521	(10)	*
Bruce R. Chizen, Director	113,780	(11)	*
Deborah A. Coleman, Director	116,680	(12)	*
Aart J. de Geus, Co-Chief Executive Officer and Chairman of the Board of Directors	1,702,152	(13)	1.11%
Joseph W. Logan, Senior Vice President, Worldwide Sales	298,889	(14)	*
Chrysostomos L. “Max” Nikias, Director	20,075	(15)
John Schwarz, Director	67,079	(16)	*
Roy Vallee, Director	76,943	(17)	*
Steven C. Walske, Director	101,018	(18)	*
All directors and executive officers as a group (12 persons)	3,279,243	(19)	2.13%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons and from Forms 13F and Schedules 13D and 13G filed with the Securities and Exchange Commission, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them as of January 11, 2013.
(2)	Percentage of beneficial ownership is based on 151,755,143 shares of common stock outstanding as of January 11, 2013, adjusted as required by Securities and Exchange

Commission rules. Shares of common stock that are subject to stock options or other convertible securities currently issuable or issuable into shares of common stock within 60 days of January 11, 2013, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these stock options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Based solely on the Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013, reporting beneficial ownership as of December 31, 2012. Dodge & Cox has sole dispositive power with respect to all such shares and sole voting power with respect to 19,589,719 shares.
(4)	Based solely on the Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2013, reporting beneficial ownership as of December 31, 2012. Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC have shared dispositive power with respect to all such shares and shared voting power with respect to 1,827,104 shares. Columbia Seligman Communications & Information Fund has shared dispositive power and sole voting power with respect to 9,426,103 shares.
(5)	Based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013, reporting beneficial ownership as of December 31, 2012. FMR LLC has sole dispositive power with respect to all such shares and sole voting power with respect to 2,077,048 shares.
(6)	Based solely on the Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2013, reporting beneficial ownership as of December 31, 2012. Blackrock, Inc. has sole voting and dispositive power with respect to all such shares.
(7)	Includes stock options to purchase 165,312 shares exercisable by Mr. Beattie within 60 days following January 11, 2013.
(8)	Includes stock options to purchase 8,437 shares exercisable by Mr. Cabrera within 60 days following January 11, 2013.
(9)	Includes stock options to purchase 40,751 shares exercisable by Mr. Castino within 60 days following January 11, 2013. Also includes 8,904 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.
(10)	Includes stock options to purchase 300,508 shares exercisable by Dr. Chan within 60 days following January 11, 2013.
(11)	Includes stock options to purchase 70,000 shares exercisable by Mr. Chizen within 60 days following January 11, 2013. Also includes 8,904 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.
(12)	Includes stock options to purchase 70,000 shares exercisable by Ms. Coleman within 60 days following January 11, 2013. Also includes 8,904 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.
(13)	Includes stock options to purchase 970,581 shares exercisable by Dr. de Geus within 60 days following January 11, 2013. Includes 22,000 shares held by Dr. de Geus’ wife and 72,500 shares beneficially owned by Mora Investment Partners L.P., but Dr. de Geus disclaims beneficial ownership of the shares held by his wife.
(14)	Includes stock options to purchase 250,624 shares exercisable by Mr. Logan within 60 days following January 11, 2013.
(15)	Includes stock options to purchase 14,248 shares exercisable by Dr. Nikias within 60 days following January 11, 2013. Also includes 4,027 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.
(16)

Includes stock options to purchase 40,751 shares exercisable by Mr. Schwarz within 60 days following January 11, 2013. Also includes 8,904 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.

(17)	Includes stock options to purchase 31,163 shares exercisable by Mr. Vallee within 60 days following January 11, 2013. Also includes 8,904 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.
(18)	Includes stock options to purchase 70,000 shares exercisable by Mr. Walske within 60 days following January 11, 2013. Also includes 8,904 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.
(19)	Includes stock options to purchase 2,032,375 shares exercisable by all directors and executive officers within 60 days following January 11, 2013. Also includes 57,451 shares of restricted stock that are not vested as of January 11, 2013 and are subject to forfeiture.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten percent beneficial owners of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and greater than ten percent stockholders are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of the Forms 3, 4 and 5 filed by or received from our reporting persons (or written representations received from such persons), we believe that all of the Section 16 filing requirements were satisfied during fiscal 2012 except that due to an administrative error on the part of Synopsys, Esfandiar Naddaf filed a late Form 4 report on June 15, 2012 regarding vesting of certain restricted stock unit shares on March 15, 2011.

Review, Approval or Ratification of Transactions with Related Persons

Our Code of Ethics and Business Conduct requires that every employee avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees and directors must avoid conflicts of interest that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews and approves all related party transactions as such term is used in ASC Topic 850 Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the Securities and Exchange Commission, other than (a) grants of stock options made by our Board of Directors or any committee thereof or pursuant to an automatic grant plan, or (b) payment of compensation authorized by our Board or any committee thereof. Related party transactions include transactions between us, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. We have adopted written policies and procedures regarding the identification of related parties and transactions, and the approval process. The Audit Committee will consider each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us and the availability from other sources of comparable services or products.

Certain Relationships and Related Transactions

From the beginning of fiscal 2012 until the present, there have been no (and there are no currently proposed) transactions involving an amount in excess of $120,000 in which Synopsys was (or is to be) a participant and any executive officer, director, five percent beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described in this Proxy Statement for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Other Matters

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors,

Dated: February 15, 2013
Brian E. Cabrera Vice President, General Counsel and Corporate Secretary

A copy of our 2012 Annual Report on Form 10-K is available without charge upon written request to Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

Important Notice Regarding the Internet Availability of Proxy Materials

for the Annual Meeting to Be Held on April 3, 2013

The Proxy Statement and our 2012 Annual Report on Form 10-K will be available at

http://materials.proxyvote.com/871607 on or about February 19, 2013.

Appendix A

SYNOPSYS, INC.

2006 EMPLOYEE EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MARCH 3, 2006

APPROVED BY THE STOCKHOLDERS: APRIL 25, 2006

AS AMENDED BY THE BOARD OF DIRECTORS: DECEMBER 13, 2012

AMENDMENT SUBJECT TO APPROVAL BY THE STOCKHOLDERS: APRIL 3, 2013

TERMINATION DATE: MARCH 2, 2016

1.	GENERAL.

(a) Successor and Continuation of Prior Plans. The Plan is intended as the successor and continuation of the (i) Synopsys, Inc. 1992 Stock Option Plan, (ii) Synopsys, Inc. 1998 Nonstatutory Stock Option Plan, and (iii) Synopsys, Inc. 2005 Assumed Stock Option Plan (collectively, the “Prior Plans”). Following the Effective Date, no additional stock awards shall be granted under the Prior Plans. Any shares remaining available for issuance pursuant to the exercise of options under the Prior Plans shall become available for issuance pursuant to Stock Awards granted hereunder. Any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement shall become available for issuance pursuant to Stock Awards granted hereunder. On the Effective Date, all outstanding stock options granted under the Prior Plans shall be deemed to be stock options granted pursuant to the Plan, but shall remain subject to the terms of the Prior Plans with respect to which they were originally granted.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees and Consultants. Non-employee Directors are not eligible to receive Awards under this Plan.

(c) Available Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, and (vii) Other Stock Awards. The Plan also provides for the grant of Performance Cash Awards.

(d) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” has the meaning ascribed to that term in Section 9(a).

(e) “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) the Participant commits an act of dishonesty in connection with the Participant’s responsibilities as an Employee or Consultant; (ii) the Participant commits a felony or any act of moral turpitude; (iii) the Participant commits any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure, the Company or any Affiliate; or (iv) the Participant willfully and materially violates (A) any written policies or procedures of the Company or any Affiliate, or (B) the Participant’s obligations to the Company or any Affiliate. The determination that a termination is for Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Plan that are payable in connection with a Change in Control constitute deferred compensation under Section 409A that may only be paid on a transaction that meets the standard of Treasury Regulation Section 1.409A-3(a)(5), the foregoing definition of Change in Control shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Synopsys, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate from a Consultant to Employee shall not terminate a Participant’s Continuous Service. Furthermore, a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. However, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. A leave of absence shall be treated as Continuous Service for purposes of vesting in an Award to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” has the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(q) “Effective Date” means the effective date of the Plan as specified in Section 12.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 12, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any market system, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in a manner that complies with Sections 409A and 422 of the Code.

(w) “Incentive Stock Option” means an Option which qualifies as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means an Option which does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 7(d)(ii).

(jj) “Performance Criteria” means one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) orders (including backlog) and revenue; (xvii) orders quality metrics; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes; (xxviii) customer satisfaction; (xxix) stockholders’ equity; (xxx) quality measures; (xxxi) “Non-GAAP Net Income” (meaning net income excluding (1) the amortization of acquired intangible assets; (2) the impact of stock-based compensation expense; (3) acquisition-related costs; (4) other non-recurring significant items, such as the effect of tax or legal settlements with the Internal Revenue Service and restructuring charges; and (5) the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes); and (xxxii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, any other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be set on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to internally generated business plans, approved by the Board, the performance of one or more comparable companies or the performance of one or more relevant indices. To the extent consistent with Section 162(m) of the Code and the regulations thereunder, the Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges (including but not limited to the effect of tax or legal settlements); (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude stock-based compensation expense determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); (xiii) to reflect any partial or complete corporate liquidation; (xiv) to exclude the effect of in-process research and development expenses; and (xv) to exclude the income tax effect of non-GAAP pre-tax adjustments from the provision for income taxes. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more

Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award.

(mm) “Performance Stock Award” means either a Restricted Stock Award or a Restricted Stock Unit Award granted pursuant to the terms and conditions of Section 7(d)(i).

(nn) “Plan” means this Synopsys, Inc. 2006 Employee Equity Incentive Plan.

(oo) “Prior Plans” means the Company’s 1992 Stock Option Plan, 1998 Nonstatutory Stock Option Plan, and 2005 Assumed Stock Option Plan as in effect immediately prior to the effective date of the Plan.

(pp) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(qq) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(ss) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(c).

(ww) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx) “Stock Award” means any right granted under the Plan, including an Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award, or an Other Stock Award.

(yy) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii) To determine from time to time (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Award shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(iii) To accelerate the time at which an Award may be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may be exercised or the time during which it will vest.

(iv) To approve forms of award agreements for use under the Plan and to amend the terms of any one or more outstanding Awards.

(v) To amend the Plan or an Award as provided in Section 10. Subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option, to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code or to comply with other applicable laws.

(vi) To terminate or suspend the Plan as provided in Section 11.

(vii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.

(c) Delegation To Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or the Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, re-vest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Employees of the Company or any of its Subsidiaries to be recipients of Options, Stock Appreciation Rights and, to the extent permitted by applicable law, other Stock Awards and, to the extent permitted by applicable law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Options granted by such Officer. Any such Stock Awards granted by Officers will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(v)(ii) above.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, provided, however, that this provision shall not prevent cancellations of Stock Awards upon expiration or termination of such Stock Awards and the return of the underlying shares of Common Stock to the Plan for future issuance pursuant to Section 4(b) hereof.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed Sixty-Eight Million Four Hundred Ninety-Seven Thousand Two Hundred Forty-Eight (68,497,248) shares of Common Stock in the aggregate. Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 6, or (B) a Stock Appreciation Right granted under Section 7(c), and (ii) (A) one and thirty-six hundredths (1.36) shares for each share of Common Stock issued prior to February 27, 2009 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (B) two and eighteen hundredths (2.18) shares for each share of Common Stock issued on or after February 27, 2009 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, (C) one and twenty-five hundredths (1.25) shares for each share of Common Stock issued on or after March 24, 2011 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7, and (D) one and five tenths (1.50) shares for each share of Common Stock issued on or after April 3, 2012 pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award granted under Section 7. Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company at their original exercise or purchase price (if any) pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (iii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as either (A) one and thirty-six hundredths (1.36) shares, (B) two and eighteen hundredths (2.18) shares, (C) one and twenty-five hundredths (1.25) shares, or (D) one and five tenths (1.50) as applicable, against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b)(i) on or after April 3, 2012, then the number of shares of Common Stock available for issuance under the Plan shall increase by 1.50 shares (regardless of when such share was issued).

(ii) Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a Restricted Stock Award or Restricted Stock Unit Award, the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 4, subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be Sixty-Eight Million Four Hundred Ninety-Seven Thousand Two Hundred Forty-Eight (68,497,248) shares of Common Stock.

(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees and Consultants; provided, however, that Nonstatutory Stock Options and Stock Appreciation Rights may not be granted to Employees and Consultants who are providing Continuous Services only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with (or are exempt from) Section 409A of the Code or unless the stock underlying such Stock Awards is otherwise determined to be “service recipient stock” under Section 409A of the Code. Stock Awards under this Plan may not be granted to non-employee Directors.

(b) Ten Percent Stockholders. An Employee who is also a Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option has a term of no more than five (5) years from the date of grant and is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Awards. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments no Employee shall be eligible to be granted Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million (1,000,000) shares of Common Stock during any calendar year.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. No Option shall be exercisable after the expiration of seven (7) years from the date of grant, or such shorter period specified in the Option Agreement; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall be subject to the provisions of Section 5(b).

(b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

(d) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash or check;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement, if the option is a Nonstatutory Stock Option, pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(e) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Termination for Cause. In the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate immediately and cease to remain outstanding and the Option shall cease to be exercisable with respect to any shares of Common Stock (whether vested or unvested) at the time of such termination.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or repurchase right any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Unit Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of seven (7) years from the date of grant, or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) the strike price that is determined by the Board on the date of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Extension of Termination Date. A Participant’s Stock Appreciation Right Agreement may provide that if the exercise of the Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Stock Appreciation Right shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) during which the exercise of the Stock Appreciation Right would not be in violation of such registration requirements, or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.

(ix) Disability of Participant. In the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(x) Death of Participant. In the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated to exercise the Stock Appreciation Right upon the Participant’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xi) Termination for Cause. In the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate immediately and cease to remain outstanding and the Stock Appreciation Right shall cease to be exercisable with respect to any shares of Common Stock (whether vested or unvested) at the time of such termination.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be received by any Participant in any calendar year attributable to Performance Stock Awards described in this Section 7(d)(i) shall not exceed the value of one million (1,000,000) shares of Common Stock.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted or paid upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be received by any Participant in any calendar year attributable to Performance Cash Awards described in this Section 7(d)(ii) shall not exceed two million dollars ($2,000,000).

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. No Other Stock Award may have a term in excess of seven (7) years from the date of grant.

8.	MISCELLANEOUS.

(a) Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of, or the issuance of shares under, the Stock Award pursuant to its terms and the issuance of the Common Stock has been entered into the books and records of the Company.

(c) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities laws.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement or the written terms of a Performance Cash Award, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with a Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. Unless otherwise expressly provided for in a Stock Award Agreement or the written terms of a Performance Cash Award, the Plan and Award agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into such Award agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award agreement specifically provides otherwise), if the shares of the Company’s Common Stock are publicly traded and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

(k) Non-Exempt Employees. No Stock Award granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Stock Award is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any vested Stock Awards may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Award will be exempt from his or her regular rate of pay.

(l) No Obligation to Notify or Minimize Taxes. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

(m) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or the written terms of a Performance Cash Award as a result of a clerical error in the papering of the Award agreement, the corporate records will control.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) Capitalization Adjustments. If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the effective date of the Plan set forth in Section 12 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 7(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option or subject to the forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award:

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).

(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction). No vested Restricted Stock Unit Award shall terminate pursuant to this Section 9(c)(ii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction.

(iii) Stock Awards Held by Former Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction. No vested Restricted Stock Unit Award shall terminate pursuant to this Section 9(c)(iii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (ii) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

10.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. Subject to the limitations of applicable law, the Board at any time, and from time to time, may amend the Plan. However, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive

Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements.

(b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) Amendment of Awards. The Board, at any time and from time to time, may amend the terms of any one or more Awards (either directly or by amending the Plan), including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement or the written terms of a Performance Cash Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Award outstanding at the time of such amendment shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

11.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

12.	EFFECTIVE DATE OF PLAN.

The Plan became effective upon approval by the stockholders at Synopsys’ 2006 Annual Meeting of Stockholders.

13.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

Directions to the Annual Meeting of Stockholders of Synopsys, Inc.

Synopsys, Inc.

1030 West Maude Avenue

Sunnyvale, California 94085

From San Jose	From San Francisco

Via Highway 101	Via Highway 101
Highway 101 North	Highway 101 South
Take the Highway 237/Mountain View exit	Take the Ellis Street exit
Take the Maude Avenue/Middlefield Road exit	Turn right onto Ellis Street
Turn left at first light onto Maude Avenue	Turn left onto Middlefield Road
1030 West Maude Ave. will be the third building on your right	Turn left at the fourth light onto the frontage road
Turn right at the first light onto Maude Avenue 1030 West Maude Ave. will be the third building on your right

Via Highway 280	Via Highway 280
Highway 280 North	Highway 280 South
Take the Highway 85 North exit	Take the Highway 85 North exit
Take the Highway 237 East/Highway 101 exit	Take the Highway 237 East/Highway 101 exit
Take the Middlefield Road/Maude Avenue exit	Take the Middlefield Road/Maude Avenue exit
Turn right at second light onto Maude Avenue	Turn right at the second light onto Maude Avenue
1030 West Maude Ave. will be the third building on your right	1030 West Maude Ave. will be the third building on your right

SynopSyS, Inc.

700 EaSt MIddlEfIEld Road MountaIn VIEw, ca 94043-4033 attn: ERIka VaRga McEnRoE

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 2, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 2, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than April 2, 2013.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52634-P32920 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNOPSYS, INC. For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

Vote on Directors number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote

FOR all nominees set forth below:

1. Election of Directors

Nominees:

01) Aart J. de Geus 06) Chrysostomos L. “Max” Nikias

02) Chi-Foon Chan 07) John G. Schwarz

03) Alfred Castino 08) Roy Vallee

04) Bruce R. Chizen 09) Steven C. Walske

05) Deborah A. Coleman

Vote on Proposals

The Board of Directors recommends that you vote FOR the following proposals: For Against Abstain

2. To approve our 2006 Employee Equity Incentive Plan, as amended, in order to, among other items, increase the number of shares available for issuance under that plan by 5,000,000 shares.

3. Advisory vote to approve executive compensation. 4. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending November 2, 2013.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 3, 2013:

The Notice and Proxy Statement and 2012 Annual Report on Form 10-K are available at www.proxyvote.com.

M52635-P32920

SYNOPSYS, INC.

ANNUAL MEETING OF STOCKHOLDERS APRIL 3, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Brian M. Beattie and Brian E. Cabrera, or either of them, as proxies of the stockholder(s), each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Synopsys, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of Synopsys, Inc. to be held on April 3, 2013 at 8:00 a.m. Pacific Time, and at any postponement or adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4. This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted “FOR” each of the nominees listed in Proposal 1, and“FOR” Proposals 2, 3 and 4.

Please mark, sign, date and return this proxy card using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side